EXHIBIT 10.53

US$106,000,000
CREDIT AGREEMENT
Dated as of October 24, 2005
among
TFM, S.A. DE C.V.,
as Borrower,
ARRENDADORA TFM, S.A. DE C.V.,
as Guarantor,
CERTAIN LENDERS
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO
FINANCIERO BBVA BANCOMER,
as Collateral Agent

BBVA SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Arrangers

Credit Agreement i

Credit Agreement ii

Credit Agreement iii

Annex 1	Commitments
Schedule 5.11 (b)	Existing Liens
Schedule 5.17(c)	Insurance Coverage
Schedule 5.18	Subsidiaries
Schedule 5.22	Existing Indebtedness
Schedule 7.4	Existing Investments
Schedule 7.6	Existing Encumbrances or Restrictions
Schedule 11.5	Administrative Agent’s Office; Addresses for Notices
Exhibit A	Form of Dollar Loan Note
Exhibit B	Form of Tranche A2 Loan Note
Exhibit C	Form of Amended and Restated Pledge Without Transfer of Possession Agreement
Exhibit D	Form of Amended and Restated Supplemental Pledge Without Transfer of Possession Agreement
Exhibit E	Form of Opinion of New York Counsel to the Loan Parties
Exhibit F	Form of Opinion of Mexican Counsel to the Loan Parties
Exhibit G	Form of Notice of Borrowing/Continuation
Exhibit H	Form of Assignment and Assumption
Exhibit I	Form of Accession Agreement
Credit Agreement iv

CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Agreement”), is entered into as of October 24, 2005, among TFM, S.A. de C.V., a corporation with variable capital (sociedad anonima de capital variable) organized under the laws of Mexico (the “Borrower”), Arrendadora TFM, S.A. de C.V., a corporation with variable capital (sociedad anonima de capital variable) organized under the laws of the Mexico (“Arrendadora”), each of the lenders that is a signatory hereto under the caption “LENDERS” on the signature pages hereto and each other Person that becomes a “Lender” after the date hereof pursuant to Section 11.8(b) (each a “Lender”), Bank of America, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and BBVA Bancomer, S.A., Institución de Banca Multiple, Grupo Financiero BBVA Bancomer, as the collateral agent for the Beneficiaries (as defined below) (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
RECITALS
     WHEREAS, the Borrower has requested that the Lenders make available to the Borrower loans in an aggregate principal amount up to but not to exceed US$106,000,000 to be used by the Borrower (a) to pay all amounts outstanding under the Bridge Loan Agreement, dated as of September 15, 2005 (the “Bridge Loan Agreement”), among the Borrower, Arrendadora, Bank of America (as defined below) and BBVA Bancomer (as defined below), (b) to pay all remaining amounts outstanding under the US$186,428,570.80 First Amended and Restated Credit Agreement, dated as of June 24, 2004 (the “Existing Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain banks that are parties thereto, and (c) for other general corporate purposes;
     WHEREAS, the Lenders are willing to make the loans hereunder to the Borrower upon and subject to all of the terms and conditions hereinafter set forth; and
     WHEREAS, in order to induce the Lenders to make the loans contemplated herein, (a) Arrendadora has agreed to guaranty the Borrower’s obligations under this Agreement and provide certain collateral to secure the Borrower’s obligations under this Agreement and (b) the parties have agreed that the obligations of the Borrower under this Agreement shall at all times be guaranteed by Subsidiaries (as defined below) of the Borrower that represent, in the aggregate, at least 90% of the total assets of the Borrower and its Consolidated Subsidiaries (as defined below), Consolidated EBITDA (as defined below) and Consolidated Net Income (as defined below).
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

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     “Accession Agreement” shall have the meaning set forth in Section 6.13.
     “Additional Amounts” shall have the meaning set forth in Section 3.1(a).
     “Administration Fee Letter” shall have the meaning set forth in Section 2.12(a).
     “Administrative Agent” shall have the meaning set forth in the introduction hereto.
     “Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.5 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Party” shall have the meaning set forth in Section 3.3(a).
     “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person.
     “Agent” shall mean either the Administrative Agent or the Collateral Agent.
     “Agreement” shall have the meaning set forth in the introduction hereto.
     “Applicable Law” shall mean, as to any Person, any law, treaty, statute, rule, decree, order or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Applicable Margin” shall mean the percentages per annum below for Dollar Loans or Tranche A2 Loans, as the case may be, based upon the Consolidated Leverage Ratio as set forth in the most recent certificate of a Responsible Officer of the Borrower delivered pursuant to Section 6.2(d):

Consolidated
Leverage Ratio	Applicable Margin
	Dollar Loans	Tranche A 2 Loans
> 4.0x	2.75%	2.500%
> 3.00x to ≥ 4.00x	2.125%	1.875%
≤ 3.0x	1.750%	1.500%
     Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate of a Responsible Officer of the Borrower (together with the accompanying financial statements) mentioned herein is delivered pursuant to Section 6.2(d) (the “Adjustment Date”) and shall remain in effect until the next change to be effected pursuant to

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this clause; provided that if such certificate (together with the accompanying financial statements) is not delivered when due in accordance with Section 6.2(d), then, until the first Business Day following the date on which such certificate (together with the accompanying financial statements) is delivered, the Applicable Margin for each Dollar Loan and Tranche A2 Loan shall be the highest rate for each such Dollar Loan and Tranche A2 Loan set forth in the table above. The Applicable Margin in effect until the first Adjustment Date to occur after the Initial Borrowing Date shall be (a) for Dollar Loans, 2.750%, and (b) for Tranche A2 Loans, 2.500%.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangement Fee Letter” shall have the meaning set forth in Section 2.12(b).
     “Arrangers” shall mean, collectively, BBVA Securities Inc. and Banc of America Securities LLC, or any respective successor Person.
     “Arrendadora” shall mean Arrendadora TFM, S.A. de CV. or any successor Person.
     “Arrendadora Internacional Litigation” shall mean the commercial litigation initiated by Arrendadora Internacional, S.A. (en Liquidación) against Ferrocarriles Nacionales de Mdxico, docket 3/2004 of the First District Court of Civil Affairs with residence at the Federal District, to which the Borrower along with other parties have been made parties, pursuant to which Arrendadora Internacional, S.A. (en Liquidación) is disputing the title ownership of the locomotives intended to be pledged under the Supplemental Arrendadora Pledge.
     “Arrendadora Pledge” shall mean the amended and restated pledge without transfer of possession (prenda sin transmisión de posesión) subject to condition precedent (condición suspensiva), in respect of the locomotives and railroad cars owned by Arrendadora, granted by Arrendadora in favor of the Collateral Agent for the benefit of the Beneficiaries, substantially in the form of Exhibit C hereto.
     “Arrendadora Pledges” shall mean the collective reference to the Arrendadora Pledge and the Supplemental Arrendadora Pledge.
     “Asset Sale” shall mean, with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions of (a) all or any of the Equity Interests of any Subsidiary of such Person, (b) all or substantially all of the Property of an operating unit or business of such Person or (c) any other Property of such Person.
     “Assignee Group” shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

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Section 11.8(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.
     “Attributable Debt” shall mean, with respect to any Person in respect of a sale-leaseback transaction, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with GAAP) of the total obligations of such Person, as lessee, for rental payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended).
     “Bank of America” shall mean Bank of America, N.A, or any successor Person.
     “Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “BBVA” shall mean Banco Bilbao Vizcaya Argentaria S.A., or any successor Person.
     “BBVA Bancomer” shall mean BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, or any successor Person.
     “Beneficiaries” shall mean the Lenders, the Administrative Agent, the Collateral Agent and any other Person (other than a Loan Party, any Affiliate thereof or a customer of a Loan Party), subject to Section 11.8(e), that has a right to receive any payment from a Loan Party under the Loan Documents.
     “Borrower” shall have the meaning set forth in the introduction hereto.
     “Borrower Materials” shall have the meaning set forth in Section 6.2.
     “Borrowing Date” shall mean the date of the making of any Loan hereunder.
     “Bridge Loan Agreement” shall have the meaning set forth in the Recitals.
     “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions are authorized or required to close in New York, New York, or in Mexico City, Mexico, and, with respect only to any determination of Eurocurrency Rate, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Expenditures” shall mean, with respect to any Person, for any period, the sum of, without duplication, (a) all expenditures made by such Person during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment in the consolidated statements of cash flows of such Period for such period plus (b) the aggregate amount of all Capitalized Lease Obligations assumed or incurred by such Person during such period.

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     “Capitalized Lease” shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
     “Capitalized Lease Obligations” of any Person shall mean all rental obligations in respect of Capitalized Leases, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.
     “Change of Control” shall mean such time as:
     (a) KCS ceases to (i) be the ultimate “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of Grupo TFM) of Voting Stock representing more than 50.0% of the total voting power of the total Voting Stock of Grupo TFM on a fully diluted basis or (ii) have the power to direct or cause the direction of the management and policies of Grupo TFM;
     (b) Grupo TFM ceases to (i) own all but one share of the outstanding Voting Stock of the Borrower, other than as a result of one or more primary offerings of Voting Stock of the Borrower having, in the aggregate, voting power equal to or less than 35% of the total voting power of the Voting Stock of the Borrower, so long as Grupo TFM shall remain the beneficial owner of at least 65% of the outstanding Voting Stock of the Borrower or (ii) have the power to direct or cause the direction of the management and policies of the Borrower, in each case other than as a result of a merger of the Borrower and Grupo TFM expressly permitted under this Agreement; or
     (c) the Borrower ceases to (i) own at least 98% of the Voting Stock of Arrendadora or (ii) have the power to direct or cause the direction of the management and policies of Arrendadora, other than as a result of a merger of Arrendadora into TFM permitted under this Agreement.
     “Collateral Agency Fee Letter” shall have the meaning set fort in Section 2.12(c).
     “Collateral Agent” shall have the meaning set forth in the introduction hereto.
     “Commitment Fee” shall have the meaning set forth in Section 2.12(d).
     “Commitment Fee Payment Date” shall mean the last Business Day of each March, June, September and December.
     “Commitment Period” shall mean the Tranche A Commitment Period or the Tranche B Commitment Period, as the context shall require.
     “Commitments” shall mean, collectively, the Tranche Al Commitments, the Tranche A2 Commitments and the Tranche B Commitments.

Credit Agreement 5

     “Concession Title” shall mean the Borrower’s right, for a period of 30 years, to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services over the Northeast Rail Lines, granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997 and as amended on February 12, 2001.
     “Consolidated EBIT” shall mean, for any period, the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for such period, increased by interest expense and provision for taxes based on income and without giving effect to (a) any extraordinary gains or losses (or other gains or losses resulting from the sale of Property or from other activities not relating to the normal business of such Persons), (b) non-cash items relating to statutory profit sharing, in each case as otherwise reflected in Consolidated Net Income and (c) to the extent taken into account in Consolidated Net Income, any amounts attributable to minority interest.
     “Consolidated EBITDA” shall mean, for any period, Consolidated EBIT adjusted by adding thereto the amount of all amortization and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period.
     “Consolidated Fixed Charge Coverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA of the Borrower for the preceding four fiscal quarters ending on such day to (b) Consolidated Fixed Charges of the Borrower for such period.
     “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (a) Consolidated Interest Expense of the Borrower for such period, (b) the amount of all Capital Expenditures made by the Borrower and its Consolidated Subsidiaries during such period, (c) all cash payments in respect of income or asset taxes made by the Borrower and its Consolidated Subsidiaries during such period (net of any cash refunds actually received during such period), (d) the scheduled principal amount of all amortization payments on all Consolidated Indebtedness (including without limitation the principal component of all Capitalized Lease Obligations) of the Borrower and its Consolidated Subsidiaries for such period (it being understood that (i) scheduled principal amortizations of Indebtedness that are refinanced, to the extent permitted in this Agreement, to be payable on or after the Final Maturity Date shall not be included in the calculation of Consolidated Fixed Charges and (ii) scheduled principal amortizations of the Bridge Loan Agreement and the Existing Credit Agreement that are refinanced by this Agreement shall not be included in the calculation of Consolidated Fixed Charges), (e) all cash dividend payments made by the Borrower and (f) the amount of postings of cash collateral and other payments under Swap Agreements of the Borrower and its Consolidated Subsidiaries outstanding at the end of such period.
     “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including all Capitalized Lease Obligations) of the Borrower and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP and without giving effect to any revaluation to reflect the market value of such Indebtedness made in accordance with purchase accounting principles under GAAP.

Credit Agreement 6

     “Consolidated Interest Coverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA of the Borrower for the preceding four fiscal quarters ending on such day to (b) Consolidated Interest Expense of the Borrower for such period.
     “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without limitation, that portion of Capitalized Lease Obligations of the Borrower and its Consolidated Subsidiaries representing the interest factor for such period and, in any event, (i) including (without duplication) withholding or similar taxes paid by the Borrower and its Consolidated Subsidiaries arising from, or in connection with, the payment of interest, fees and any other amounts but (ii) excluding the amortization of any other deferred financing costs incurred in connection with this Agreement and any other permitted Indebtedness.
     “Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Indebtedness on such date to (b) Consolidated EBITDA for the period of four fiscal quarters most recently ended.
     “Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP.
     “Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt Service” shall mean, for any period, the sum, without duplication, of (a) interest expense of the Borrower and its Consolidated Subsidiaries paid during such period and (b) principal paid by the Borrower and its Consolidated Subsidiaries during such period, in each case in respect of Indebtedness to Persons other than Affiliates of the Borrower.
     “Default” shall mean any of the events specified in Section 8.1, whether or not any requirement for the giving of notice or lapse of time or both has been satisfied.
     “Default Rate” shall mean a rate per annum equal to 2.0% plus (A) in the case of Dollar Loans, the Eurocurrency Rate for the relevant Dollar Interest Period (or, to the extent that Section 2.11 is applicable, the Base Rate) plus the relevant Applicable Margin, (B) in the case of Tranche A2 Loans or interest thereon, the THE Rate for the relevant Tranche A2 Interest Period plus the relevant Applicable Margin or (c) in the case of fees or other amounts payable hereunder, Eurocurrency Rate for a Dollar Interest Period equal to one day plus the relevant Applicable Margin.

Credit Agreement 7

     “Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Dollar Equivalent” shall mean with respect to an amount of Pesos on any date, the Dollar amount which would result from the conversion of such Peso amount into Dollars on such date, as reasonably determined by Administrative Agent using the Exchange Rate determined in respect of the most recent Revaluation Date.
     “Dollar Interest Payment Date” shall mean, (a) as to any Dollar Loan having a Dollar Interest Period of three months or less, the last day of such Dollar Interest Period, (b) as to any Dollar Loan having a Dollar Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Dollar Interest Period and the last day of such Dollar Interest Period, and (c) as to any Dollar Loan being repaid or prepaid on any date, the date of any such repayment or prepayment.
     “Dollar Interest Period” shall mean, with respect to any Dollar Loans, (a) initially the period commencing on and including the Borrowing Date with respect to such Dollar Loan and ending on but excluding the numerically corresponding day in the calendar month one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing/Continuation for such Dollar Loans, and (b) thereafter, each period commencing on and including the last day of the immediately preceding Dollar Interest Period and ending on but excluding the date one, two, three or six months thereafter, as selected by the Borrower by its Notice of Borrowing/Continuation in accordance with Section 2.3 (it being understood that, if such notice is not received by the Administrative Agent in accordance with this clause (b), the Dollar Interest Period for any Dollar Loans will have a Dollar Interest Period for such Dollar Loans of one month); provided that (i) if any Dollar Interest Period would otherwise end on a day which is not a Business Day, such Dollar Interest Period shall be extended to the immediately succeeding Business Day unless the result of such extension would be to carry such Dollar Interest Period into another calendar month in which event such Dollar Interest Period shall end on the immediately preceding Business Day, (ii) if any Dollar Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Dollar Interest Period) shall end on the last Business Day of such calendar month that would be the end of such Dollar Interest Period and (iii) if any Dollar Interest Period for any Dollar Loans would otherwise (but for this clause (iii)) extend beyond the Final Maturity Date, then such Dollar Interest Period shall end on the Final Maturity Date.
     “Dollar Lenders” shall mean, collectively, Lenders that have made Tranche A1 Loans or Tranche B Loans or that have outstanding Tranche Al Commitments or Tranche B Commitments.
     “Dollar Loans” shall mean, collectively, the Tranche Al Loans and the Tranche B Loans.

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     “Dollars” and “US$” shall mean the lawful currency of the United States of America.
     “Effective Date” shall mean the date on which the Administrative Agent shall have received counterparts of this Agreement executed by all parties hereto.
     “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries; provided, further, that, unless an Event of Default has occurred and is continuing, an “Eligible Assignee” shall be (A) a Mexican Financial Institution or (B) a non-Mexican Person that is registered with Hacienda for purposes of Article 195(1) or Article 196(11) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision thereof and is a resident of (or has its principal office, if acting through a branch or an agency, in) a country that has entered into a treaty for the avoidance of double taxation with Mexico, which treaty is in effect.
     “Environmental Laws” shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, technical standards (normas técnicas), requirements of any Governmental Authority or other Applicable Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or at any time hereafter in effect.
     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
     “Eurocurrency Liabilities” shall mean, with respect to any Lender, the full reserve requirement percentage imposed in respect of “Eurocurrency Liabilities,” as such term is defined in Regulation D (or any successor provision) (including any marginal, emergency, supplemental, special or other reserves) of the Board of Governors of the Federal Reserve System, that such Lender in its sole discretion determines to be applicable to such Lender for each day during a Dollar Interest Period.
     “Eurocurrency Rate” shall mean, for any Dollar Interest Period with respect to a Dollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA

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LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Dollar Interest Period, for deposits in Dollars (for delivery on the first day of such Dollar Interest Period) with a term equivalent to such Dollar Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Dollar Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Dollar Interest Period in immediately available funds in the approximate amount of the Dollar Loan being made or continued and with a term equivalent to such Dollar Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London Time) two Business Days prior to the commencement of such Dollar Interest Period.
     “Event of Default” shall have the meaning set forth in Section 8.1.
     “Excess Cash Flow” shall mean, for any fiscal year ending on or after December 31, 2006, (a) the sum, without duplication, of (i) Consolidated EBITDA for such period, (ii) the change (positive or negative), if any, in working capital (excluding any non-cash effect of the sale or other disposition of the Borrower’s Equity Interest in Mexrail), from the opening of business on the first day, to the close of business on the last day, of such period, (iii) interest income of the Borrower and its Consolidated Subsidiaries received in cash during such period, (iv) any ordinary course operating income received in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that is not otherwise reflected in Consolidated EBITDA, but is otherwise treated as income of the Borrower and its Consolidated Subsidiaries during such period in accordance with GAAP, (v) any extraordinary income of the Borrower and its Consolidated Subsidiaries received in cash and otherwise treated as income during such period in accordance with GAAP; and (vi) the excess, if any, of the aggregate unrestricted cash balances (including Temporary Cash Investments) of the Borrower and its Consolidated Subsidiaries over the Minimum Cash Balance, at close of business on the last day prior to the beginning of such period (excluding cash balances resulting from Asset Sales which are being held for reinvestment in accordance with Section 2.8(a)) minus (b) the sum, without duplication, of (i) Capital Expenditures made by the Borrower and its Consolidated Subsidiaries permitted pursuant to Section 7.1 (d) made during such period, (ii) taxes and mandatory profit sharing paid by the Borrower and its Consolidated Subsidiaries on a consolidated basis during such period, (iii) any ordinary course operating expenses paid in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that are not otherwise reflected in Consolidated EBITDA, but are otherwise treated as expenses during such period in accordance with GAAP, (iv) any extraordinary expenses of the Borrower and its Consolidated Subsidiaries that are not otherwise reflected in Consolidated EBITDA, but are otherwise treated as expenses and paid in cash during such period in accordance with GAAP, and (v) Debt Service for such period.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Exchange Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign

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exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
     “Excluded Taxes” shall have the meaning set forth in Section 3.1(a).
     “Existing Credit Agreement” shall have the meaning set forth in the Recitals.
     “Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” shall mean the Arrangement Fee Letter, the Administration Fee Letter and the Collateral Agency Fee Letter.
     “Final Maturity Date” shall mean the third anniversary of the Initial Borrowing Date.
     “Financial Statements” shall have the meaning set forth in Section 5.6(a).
     “Fund” shall mean any Person (other than a natural person) that is (or will be) employed in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
     “GAAP” shall mean the generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” shall mean any branch of power (whether administrative, legislative or judicial) of any state, any nation or government, any state or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government.
     “Grupo TFM” shall mean Grupo Transportaci6n Ferroviaria Mexicana, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico, or any successor Person.
     “Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a fianza civil, an aval or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or

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advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or obligations arising, in the ordinary course of business, from contracting for interline railroad services. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guaranteed Obligations” shall have the meaning set forth in Section 9.1(a).
     “Guarantors” shall mean Arrendadora and such other Subsidiaries as may from time to time accede to this Agreement as Guarantors pursuant to Section 6.13.
     “Hacienda” shall mean the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) of Mexico.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “IFRS” shall mean the accounting principles known as the “International Financial Reporting Standards” issued by the International Accounting Standards Board, as in effect from time to time.
     “Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication):
     (a) all indebtedness of such Person for borrowed money;
     (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar instruments;
     (d) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business);
     (e) all obligations of such Person as lessee under Capitalized Leases (but not operating leases);

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     (f) all Guarantees of such Person in respect of obligations of the kind referred to in clauses a through U and N of this definition;
     (g) all Indebtedness of other Persons secured by a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such Property at such date of determination and (ii) the amount of such Indebtedness; and
     (h) to the extent not otherwise included in this definition, net obligations to make payments under Swap Agreements.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that, in the case of clause h above, the amount of Indebtedness shall be the mark-to-market amount of such obligations at such date.
     “Indemnitee” shall have the meaning set forth in Section 11.2(b).
     “Information” shall have the meaning set forth in Section 11.15.
     “Initial Borrowing Date” shall mean the date of the making of the initial Loans under this Agreement, which shall be the date specified by the Borrower in its initial Notice of Borrowing/Continuation as the date of borrowing of the initial Loans, subject to satisfaction of the conditions set forth herein.
     “Interest Period” shall mean Dollar Interest Period and/or Tranche A2 Interest Period, as applicable.
     “Investment” shall mean any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Equity Interest, bonds, notes, debentures or other debt securities or any Property constituting a business unit of, or any other investment in, any Person.
     “KCS” shall mean Kansas City Southern, a Delaware corporation, or any successor Person.
     “Lender” shall have the meaning set forth in the introduction hereto or any successor Person.
     “Lending Office” shall mean, with respect to any Lender, (a) initially, the office of such Lender designated below its signature and (b) thereafter, such other office of such Lender (or a branch thereof) as such Lender may, with the consent of the Administrative Agent, designate as the office through which it will perform its obligations under this Agreement.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security trust (fideicomiso de garantía), encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature

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whatsoever (including any conditional sale or other title retention agreement, or any other contractual or statutory arrangement or provision having substantially the same economic, financial or operational effect as any of the foregoing), including, without limitation, any device (including, without limitation, a foreign trust or joint venture) for the purpose of setting aside funds for facilitating payments to any person or group of persons.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Arrendadora Pledges, the Fee Letters, each Accession Agreement, the Commitment Letter dated as of September 6, 2005, among the Borrower, the Arrangers, the Administrative Agent and the Collateral Agent, and any other agreements, documents and instruments executed and delivered in connection with the transactions contemplated hereby and thereby.
     “Loan Parties” shall mean, collectively, the Borrower, Arrendadora and each of the other Guarantors existing from time to time.
     “Loans” shall mean, collectively, the Dollar Loans and the Tranche A2 Loans.
     “Majority Lenders” shall mean, on any date, Lenders holding more than 50% of the sum of (a) all undrawn Commitments on such date and (b) all Loans outstanding on such date, as determined by the Administrative Agent by converting Tranche A2 Loans into Dollars based on the Dollar Equivalent thereof.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of either Agent or the Lenders hereunder or thereunder.
     “Mexican Financial Institution” shall mean an institución de banca múltiple or an institución de banca de desarrollo organized or created, as appropriate, and existing pursuant to and in accordance with the laws of Mexico and authorized to engage in the business of banking by Hacienda.
     “Mexico” shall mean the Estados Unidos Mexicanos (United Mexican States).
     “Mexrail” shall mean Mexrail, Inc., a Delaware corporation, or any successor Person.
     “Minimum Cash Balance” shall mean cash and Temporary Cash Investments of the Borrower and its Consolidated Subsidiaries in an aggregate amount of US$40,000,000 (or the equivalent thereof in other currencies).
     “Moody’s” shall mean Moody’s Investors Service, Inc. and any successor Person.
     “Net Cash Proceeds” shall mean, with respect to any event, (a) the proceeds, in the form of cash or cash equivalents, received in respect of such event, including (i) any cash or cash equivalents received in respect of non-cash proceeds, but only as and when received and any amount eliminated from any reserve referred to in clause iv below but only as and when eliminated, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of

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(i) all reasonable fees and out-of-pocket expenses (including fees and expenses of counsel and investment bankers) paid by the Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of an Asset Sale (or a casualty or other damage or condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans hereunder) secured by such Property or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid by the Borrower and its Subsidiaries, and (iv) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).
     “Non-Excluded Taxes” shall have the meaning set forth in Section 3.1(a).
     “Notes” shall have the meaning set forth in Section 2.2.
     “Northeast Rail Lines” shall mean that portion of the Mexican Railroad system that is the subject of the Concession Title.
     “Notice of Borrowing/Continuation” shall have the meaning set forth in Section 2.3 and shall be substantially in the form of Exhibit G.
     “Obligations” shall mean all of the obligations and liabilities of the Borrower to the Lenders and the Agents under or in connection with this Agreement and the other Loan Documents (as any of the foregoing may from time to time be respectively amended, modified, substituted, extended or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Pesos, the rate of interest per annum at which overnight deposits in Pesos, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” shall have the meaning set forth in Section 11.8(d).
     “Payee” shall have the meaning set forth in Section 3.1(a).
     “Permitted Liens” shall mean:

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     (a) Liens for taxes, assessments, governmental charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
     (b) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
     (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (d) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
     (e) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of the business;
     (f) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business;
     (g) Liens arising from the rendering of a final judgment or order that does not give rise to an Event of Default;
     (h) Liens securing reimbursement obligations with respect to commercial or trade letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof,
     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import of goods; and
     (j) Liens encumbering customary initial deposits and margin deposits, and other customary Liens on cash and cash deposits, in each case, securing Indebtedness under Swap Agreements designed solely to protect from fluctuations in interest rates, currencies or the price of commodities.
     “Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

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     “Peso Equivalent” shall mean with respect to an amount of Dollars on any date, the Peso amount which would result from the conversion of such Dollar amount into Pesos on such date, as determined by Administration Agent using the Exchange Rate determined in respect of the most recent Revaluation Date.
     “Pesos” and “MXP$” shall mean the lawful currency of Mexico.
     “Platform” shall have the meaning set forth in Section 6.2.
     “Prepayment Event” shall mean any of the following events: (a) any Asset Sale described in Section 7.11 (f) but only to the extent that, in any fiscal year of the Borrower, the aggregate Net Cash Proceeds from all such Asset Sales exceed US$10,000,000; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any Property of the Borrower or any Subsidiary, but only to the extent that, in any fiscal year of the Borrower, the aggregate Net Cash Proceeds from any such occurrence exceed US$10,000,000; or (c) the incurrence by the Borrower or any Subsidiary of any Indebtedness permitted under Section 7.9(g).
     “Process Agent” shall have the meaning set forth in Section 11.10(c).
     “Property” of any Person shall mean any property, asset, general intangible or receivable, or interest therein, of such Person, including any accounts receivable.
     “Reinvestment Notice” shall mean a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Prepayment Event described in clause (a) or (b) of the definition thereof to acquire or repair assets useful in the business of the Borrower or any of its Subsidiaries.
     “Reinvestment Prepayment Date” shall mean with respect to any Prepayment Event described in clause (a) or (b) of the definition thereof, the earlier of (a) the date occurring 180 days after such Prepayment Event and (b) the date on which the Borrower or its relevant Subsidiary shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s (or such Subsidiary’s) business with all or any portion of the Net Cash Proceeds of such Prepayment Event.
     “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Responsible Officer” of a Person shall mean the Chairman, Chief Executive Officer, Chief Financial Officer, President, any Executive Director, Director, Vice President, Treasurer or Assistant Treasurer of such Person, in each case authorized to the extent required by a board resolution or shareholder meeting; provided that such officer is then authorized to bind such Person.

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     “Restricted Payment” means any payment or distribution by a Person, directly or indirectly, whether in cash or other Property or in obligations of such Person: (a) of any dividends or other distribution on its Equity Interest or any interest on capital, excluding any dividends, distributions or interest paid solely in such Person’s common stock other than mandatorily redeemable common stock (and excluding any dividend by the Borrower, to Grupo TFM, of the Equity Interests of Grupo TFM held by the Borrower), (b) in respect of the purchase, acquisition, redemption, retirement, defeasance or other acquisition for value of any of its Equity Interest or any warrants, rights or options to acquire such Equity Interest, now or hereafter outstanding, (c) in respect of the return of any capital to its stockholders as such, (d) in connection with any distribution or exchange of Property to or with its stockholders as such in respect of its Equity Interest, warrants, rights, options, obligations or securities or (e) in return of any irrevocable equity contributions.
     “Revaluation Date” shall mean (a) each Borrowing Date and (b) such additional dates as the Administrative Agent shall determine or the Majority Lenders shall require.
     “Revolving Commitments” shall mean, collectively, the Tranche Al Commitments and the Tranche A2 Commitments.
     “Revolving Lenders” shall mean, collectively, Tranche Al Lenders and Tranche A2 Lenders.
     “Revolving Loans” shall mean, collectively, the Tranche Al Loans and the Tranche A2 Loans.
     “RFM” shall have the meaning set forth in Section 6.11.
     “RPPC” shall have the meaning set forth in Section 6.11.
     “Senior Notes” shall mean, collectively: (a) the Borrower’s 10 1/4% Senior Notes due 2007 issued pursuant to the indenture, dated as of June 1997, among Grupo TFM, the Borrower and The Bank of New York, (b) the Borrower’s 12 1/2% Senior Notes due 2012 issued pursuant to the indenture, dated as of June 13, 2002, between the Borrower and The Bank of New York and (c) the Borrower’s 9 3/8% Senior Notes due 2012 issued pursuant to the indenture, dated as of April 19, 2005, between the Borrower and The Bank of Nova Scotia Trust Company of New York.
     “Senior Notes Indentures” shall mean, collectively, the indentures referred to in the definition of Senior Notes.
     “S&P” shall mean Standard & Poor’s Ratings Group, or any successor Person.
     “Sharing Percentage” shall mean, as to any Lender as of any date, the percentage which the aggregate principal amount of such Lender’s Loans and undrawn Commitments constitutes of the aggregate principal amount of all Loans and undrawn Commitments, as determined by the Administrative Agent by converting Tranche A2 Loans and undrawn Tranche A2 Commitments into Dollars based on the Dollar Equivalent thereof.

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     “Subsidiary” shall mean, with respect to any Person, any corporation, association or other entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or by such Person and/or one or more other Subsidiaries of such Person.
     “Supplemental Arrendadora Pledge” shall mean the amended and restated pledge without transfer of possession (prenda sin transmisión de posesión) subject to condition precedent (condición suspensiva), substantially in the form of Exhibit D hereto, in respect of certain locomotives owned by Arrendadora and identified therein (which are subject to the Arrendadora Internacional Litigation), granted by Arrendadora in favor of the Collateral Agent for the benefit of the Beneficiaries.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Temporary Cash Investments” shall mean any of the following: (a) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (b) time deposit accounts, certificates of deposit and money market deposits denominated and payable in Dollars maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$200,000,000 (or the foreign currency equivalent thereof) and has outstanding long-term Dollar-denominated debt which is rated “A” (or such similar equivalent rating) or higher by S&P or Moody’s; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper denominated and payable in Dollars, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (e) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; (f) Certificados de la Tesoreria de la Federacidn (fetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) or any other debt securities issued by the government of Mexico directly and maturing not more than 180 days after the acquisition thereof; (g) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above; (h) demand deposit accounts with U.S. banks (or Mexican banks specified in clause i of this definition) maintained in the ordinary course of business; and (i) certificates of deposit, bank

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promissory notes and bankers’ acceptances denominated in Pesos, maturing not more than 180 days after the acquisition thereof and issued or guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 3 1) organized under the laws of Mexico and which are not under intervention by the Instituto para la Proteccion del Ahorro Bancario or any successor thereto.
     “TILE Rate” shall mean, for each Tranche A2 Interest Period with respect to Tranche A2 Loans, the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days as published by Banco de México in the Diario Official de la Federación on the first Business Day, or of most recent publication, prior to the commencement of the relevant Tranche A2 Interest Period, or if such day is not a Business Day, on the immediately preceding Business Day on which there was such a quote. In the event the THE Rate shall cease to be published, the “THE Rate” shall mean any rate specified by the Banco de Mexico as the substitute rate therefor.
     “Tranche” shall mean the Tranche Al Loans, the Tranche A2 Loans or the Tranche B Loans, as the context shall require.
     “Tranche A Commitment Period” shall mean the period from and including the Effective Date to the earlier of (a) with respect to the Tranche A 1 Commitments or the Tranche A2 Commitments, the date the Borrower specifies as the date of termination of such Commitments pursuant to Section 2.7, and (b) the Business Day preceding the Final Maturity Date.
     “Tranche A1 Commitment” shall mean, as to any Lender, the commitment of such Lender, on and subject to the terms and conditions of this Agreement, to make Tranche A1 Loans to the Borrower pursuant to Section 2.1 (a) in a principal amount up to but not exceeding the amount specified opposite its name on Annex 1 under “Tranche A1 Commitments.”
     “Tranche A1 Lender” shall mean any Lender having a Tranche A1 Commitment.
     “Tranche A1 Loan” shall have the meaning set forth in Section 2.1(a).
     “Tranche Al Revolving Percentage” shall mean, as to any TrancheAl Lender, the percentage which such Tranche A1 Lender’s Tranche A1 Commitment is of the aggregate amount of Tranche A1 Commitments of all Tranche A1 Lenders.
     “Tranche A2 Commitment” shall mean, as to any Lender, the commitment of such Lender, on and subject to the terms and conditions of this Agreement, to make Tranche A2 Loans to the Borrower pursuant to Section 2.1(b) in a principal amount up to but not exceeding the amount specified opposite its name on Annex 1 under “Tranche A2 Commitments.”
     “Tranche A2 Interest Payment Date” shall mean (a) the last day of each Tranche A2 Interest Period and (b) the date of any repayment or prepayment made in respect of any Tranche A2 Loan.
     “Tranche A2 Interest Period” shall mean, with respect to any Tranche A2 Loan, (a) initially, the period commencing on and including the Borrowing Date with respect to such Tranche A2 Loan and ending on but excluding the date 28 days thereafter and (b) thereafter,

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each period commencing on and including the last day of the immediately preceding Tranche A2 Interest Period and ending on but excluding the date 28 days thereafter; provided that: (i) if any Tranche A2 Interest Period would otherwise end on a day which is not a Business Day, such Tranche A2 Interest Period shall end on the immediately succeeding Business Day, and (ii) if any Tranche A2 Interest Period for any Tranche A2 Loan would otherwise (but for this clause (ii)) extend beyond the Final Maturity Date, then such Tranche A2 Interest Period shall end on the Final Maturity Date
     “Tranche A2 Lender” shall mean any Lender having a Tranche A2 Commitment.
     “Tranche A2 Loan” shall have the meaning set forth in Section 2.1(b).
     “Tranche A2 Revolving Percentage” shall mean, as to any Tranche A2 Lender, the percentage which such Tranche A2 Lender’s Tranche A2 Commitment is of the aggregate amount of Tranche A2 Commitments of all Tranche A2 Lenders.
     “Tranche B Borrowing Date “ shall have the meaning set forth in Section 2.1(c).
     “Tranche B Commitment” shall mean, as to any Lender, the commitment of such Lender, on and subject to the terms and conditions of this Agreement, to make Tranche B Loans to the Borrower pursuant to Section 2.1(c) in a principal amount up to but not exceeding the amount specified opposite its name on Annex 1 under “Tranche B Commitments.”
     “Tranche B Commitment Period” shall mean the period from and including the Effective Date to the date five Business Days following the Effective Date.
     “Tranche B Lender” shall mean any Lender with a Tranche B Commitment.
     “Tranche B Loan” shall have the meaning set forth in Section 2.1(c).
     “Tranche B Principal Payment Date” shall mean April 28, 2007 and the 28th day of each July, October, January and April thereafter; provided that if any such date is not a Business Day, then such Tranche B Payment Date shall be the next Business Day unless such next Business Day would fall in another calendar month, in which case such Tranche B Payment Date shall be the immediately preceding Business Day.
     “Tranche Majority Lenders” shall mean, with respect to any Lenders holding any Tranche of Loans on any date, those Lenders whose Commitments with respect to such Tranche represent more than 50% of the aggregate Commitments of such Tranche (or, after all of such Commitments have terminated, those Lenders whose Loans in such Tranche represent more than 50% of all Loans of such Tranche).
     “Voting Stock” shall mean, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Wholly Owned” shall mean, with respect to any Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than any director’s qualifying shares or any

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minimum statutorily required shares under Mexican law) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
     SECTION 1.2 Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.
     (b) Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by this Agreement, the Notes or the Arrendadora Pledges.
     (c) Accounting terms not defined herein shall have the meanings customarily given in accordance with GAAP as in effect on the Effective Date. All ratios and computations shall be computed in conformity with GAAP applied on a consistent basis in Dollars.
     (d) The term “including” is not limiting and means “including without limitation.”
     (e) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (g) The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.
     (h) In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.
     (i) The Loan Documents are the result of negotiations among and have been reviewed by counsel to each of the parties, and are the products of all such parties. Accordingly, they shall not be construed against any Person merely because of any such Person’s involvement in their preparation.
     SECTION 1.3 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Tranche A2 Loans and Peso Equivalent amounts of Tranche A2 Commitments. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for

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purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
     (b) Wherever in this Agreement in connection with a Tranche A2 Commitment or prepayment of a Tranche A2 Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Peso Equivalent of such Dollar amount (rounded to the nearest unit of Pesos, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
ARTICLE II.
LOANS, ETC.
     SECTION 2.1 The Loans. (a) The Tranche Al Loans. Subject to the terms and conditions set forth herein, each Tranche Al Lender severally agrees to make revolving loans in Dollars (collectively, the “Tranche A1 Loans”) to the Borrower from time to time during the Tranche A Commitment Period in such Tranche A1 Lender’s Tranche A1 Revolving Percentage of such aggregate amounts as the Borrower may from time to time request under the Tranche Al Loans; provided that (i) the aggregate amount of Tranche A1 Loans requested by the Borrower to be made on a Borrowing Date must be in a minimum of US$5,000,000 and integral multiples of US$1,000,000 in excess thereof and (ii) no Tranche Al Lender shall be permitted or required to make any Tranche A1 Loan if after giving effect to such Tranche A1 Loans: (A) the sum of (1) the principal amount under all Tranche Al Loans outstanding and (2) the Dollar Equivalent of the principal amount under all Tranche A2 Loans outstanding would exceed an amount equal to (x) US$30,000,000 minus (y) the amount of all reductions of Revolving Commitments made in accordance with Section 2.7; (B) the principal amount under all Tranche Al Loans outstanding would exceed an amount equal to (x) US$19,521,000 minus (y) the amount of all reductions of Tranche Al Commitments made in accordance with Section 2.7; (C) there would be more than six distinct Interest Periods applicable to Revolving Loans; or (D) outstanding Tranche Al Loans of such Tranche Al Lender would exceed its Tranche Al Commitment. Subject to the foregoing, Tranche A1 Loans may be repaid and reborrowed from time to time.
     (b) The Tranche A2 Loans. Subject to the terms and conditions set forth herein, each Tranche A2 Lender severally agrees to make revolving loans in Pesos (collectively, the “Tranche A2 Loans”) to the Borrower from time to time during the Tranche A Commitment Period in such Tranche A2 Lender’s Tranche A2 Revolving Percentage of the Peso Equivalent of such aggregate amounts as the Borrower may from time to time request under the Tranche A2 Loans; provided that (i) the aggregate amount of Tranche A2 Loans requested by the Borrower to be made on a Borrowing Date must be in a minimum of the MXP$50,000,000 and integral multiples of MXP$10,000,000 in excess thereof and (ii) no Tranche A2 Lender shall be permitted or required to make any Tranche A2 Loan if after giving effect to such Tranche A2 Loans, (A) the sum of (1) the principal amount under all Tranche A1 Loans outstanding and (2) the Dollar Equivalent of the principal amount under all Tranche A2 Loans outstanding would exceed an amount equal to (x) US$30,000,000 minus (y) the amount of all reductions of Revolving Commitments made in accordance with Section 2.7; (B) the principal amount under all Tranche A2 Loans outstanding would exceed an amount equal to (x) the Peso Equivalent of US$10,479,000 minus (y) the amount of all reductions in Tranche A2 Commitments made in accordance with Section 2.7; (C) there would be more than six distinct Interest Periods

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applicable to Revolving Loans; or (D) outstanding Tranche A2 Loans of such Tranche A2 Lender would exceed its Tranche A2 Commitment. Subject to the foregoing, Tranche A2 Loans may be repaid and reborrowed from time to time.
     (c) The Tranche B Loans. Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make a term loan in Dollars (its “Tranche B Loan”) to the Borrower on any one Business Day (the “Tranche B Borrowing Date”) during the Tranche B Commitment Period in an aggregate principal amount outstanding not to exceed the Tranche B Commitment of such Tranche B Lender and, as to all Tranche B Lenders, in an aggregate principal amount not to exceed US$76,000,000. The Tranche B Loans may, at the Borrower’s election pursuant to the applicable Notice of Borrowing/Continuation, have at any time up to three distinct Dollar Interest Periods, each such Dollar Interest Period being applied to such portion of the Tranche B Loans as the Borrower shall designate in its Notice of Borrowing/Continuation for the Tranche B Loans. Any amounts not borrowed on the Tranche B Borrowing Date with respect to the Tranche B Loans may not be borrowed thereafter and any available amounts not requested to be borrowed under the Tranche B Loans prior to the termination of the Tranche B Commitment Period shall result in the pro rata irrevocable termination of an equivalent amount of the Tranche B Commitments on the earlier of (i) the date on which the Administrative Agent receives the Notice of Borrowing/Continuation with respect to the Tranche B Loans or (ii) the termination of the Tranche B Commitment Period.
     SECTION 2.2 Notes. The Loans made by each Lender shall be evidenced by promissory notes which qualify as pagarés under Mexican law, issued by the Borrower and guaranteed (por aval) by the then existing Guarantors (subject to Section 6.13) substantially in the form of Exhibit A (for Dollar Loans) and Exhibit B (for Tranche A2 Loans) (each a “Note”), delivered to the Administrative Agent on behalf of each of the Lenders on or before the Initial Borrowing Date, appropriately completed, representing the full amount of each such Lender’s Tranche A1 Commitment, Tranche A2 Commitment or Tranche B Commitment, as the case may be; provided that in case of conflict between the terms of this Agreement and any such Note, the terms of this Agreement shall prevail and the Lenders shall not be entitled to claim amounts due under the Notes in excess of amounts due under this Agreement.
     SECTION 2.3 Borrowings and Continuations. The Borrower shall give the Administrative Agent irrevocable notice of a request for the borrowing of any Loans hereunder, or the continuation of Dollar Loans hereunder, substantially in the form of Exhibit G (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the requested Borrowing Date for a Loan or, in the case of continuation of Dollar Loans, at least three Business Days prior to the end of the then current Dollar Interest Period for such Dollar Loans), specifying (a) the Tranche under which the Loans are to be made or continued, (b) the aggregate amount of the Loans to be borrowed or continued, (c) the requested Borrowing Date (or, as applicable, date of continuation, which shall be the Dollar Interest Payment Date for such Dollar Loans) and (d) with respect to Dollar Loans, the Dollar Interest Period applicable to each portion of such Dollar Loans (the “Notice of Borrowing/Continuation”). Each borrowing or continuation of Dollar Loans shall be in a principal amount of US$5,000,000 and integral multiples of US$1,000,000. Each borrowing of Tranche A2 Loans shall be in a principal amount of MXP$50,000,000 and integral multiples of MXP$10,000,000 in excess thereof. Upon receipt of a Notice of Borrowing/Continuation, the

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Administrative Agent shall promptly notify each Lender that has a Commitment with respect to the relevant Tranche of the amount of each Loan to be made or Dollar Loan to be continued by such Lender and the other relevant terms thereof. Not later than 1:00 p.m., New York City time, on the relevant Borrowing Date each such Lender shall make available to the Administrative Agent an amount in immediately available funds in Dollars or Pesos, as applicable, equal to the Loan to be made by such Lender, at the applicable Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall credit the amounts so received, in like funds, to the account of the Borrower maintained with the Administrative Agent in New York City, in the case of Dollar Loans, or in Mexico City, in the case of Tranche A2 Loans. In furtherance of the foregoing, the Borrower hereby irrevocably authorizes the Administrative Agent to apply such amounts as the Borrower shall direct in the Notice of Borrowing/Continuation.
     SECTION 2.4 Several Obligations; Remedies Independent. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.2(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.2(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.2(c). The amounts payable by the Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement and the Notes independently of any other Lender, and it shall not be necessary for any other Lender or either Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.
     SECTION 2.5 Repayment. (a) Revolving Loans. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender the full principal amount of the outstanding Revolving Loans on the Final Maturity Date.
     (b) Tranche B Loans. The Borrower agrees to pay to the Administrative Agent for the account of each Tranche B Lender the full principal amount of the Tranche B Loans in seven equal consecutive quarterly installments, one payable on each Tranche B Principal Payment Date; provided that on the Final Maturity Date the then aggregate unpaid principal amount of the outstanding Tranche B Loans shall be paid in full.
     SECTION 2.6 Optional Prepayments. (a) The Borrower may, without penalty or premium but subject to the indemnity provisions of Section 3.4, prepay all or a portion of the Loans, upon at least three Business Days’ prior irrevocable notice to the Administrative Agent specifying the Loans to be prepaid, their Tranche and their corresponding Borrowing Date and the date and amount of the prepayment; provided that each partial prepayment of any Tranche shall be in the minimum amount of US$5,000,000 or MXP$50,000,000 with respect to Dollar Loans or Tranche A2 Loans, respectively, and integral multiples of US$ 1,000,000 or MXP$10,000,000 in excess thereof with respect to Dollar Loans or Tranche A2 Loans, respectively. Upon receipt of a notice of prepayment, the Administrative Agent shall promptly give notice thereof to each Lender holding a Loan to be prepaid. If such notice of prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with

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accrued interest to, and any other amounts then due on, each such date on the amount prepaid. Each optional prepayment shall be applied pro rata to the Loans made on the Borrowing Date and under the Tranche being prepaid in accordance with Section 2.13(a) and (with respect to Tranche B Loans) to the installments of principal pro rata across the remaining scheduled amortizations. Any Tranche B Loan prepaid may not be reborrowed.
     SECTION 2.7 Optional Reduction of Revolving Commitments. (a) The Borrower may from time to time during the Tranche A Commitment Period, on at least three Business Days’ prior written notice received by the Administrative Agent (which shall promptly give notice thereof to each Tranche A 1 Lender or Tranche A2 Lender, as applicable), permanently reduce (i) the amount of the Tranche Al Commitments to an amount not less than the aggregate principal amount of all outstanding Tranche Al Loans (after giving effect to any payment or prepayment thereof) and/or (ii) the amount of the Tranche A2 Commitments to an amount not less than the aggregate principal amount of all outstanding Tranche A2 Loans (after giving effect to any payment or prepayment thereof). Any such reduction of Tranche A l Commitments or Tranche A2 Commitments shall be in the minimum amount of US$5,000,000 or MXP$50,000,000, respectively, and integral multiples of US$1,000,000 or MXP$10,000,000, respectively, in excess thereof. The Borrower may at any time on like notice during the Tranche A Commitment Period terminate the Tranche Al Commitments and/or the Tranche A2 Commitments, as the case may be, upon payment in full of the entire principal amount then outstanding of the Tranche Al Loans and/or Tranche A2 Loans, as the case may be, together with all accrued and unpaid interest thereon and all other amounts payable by the Borrower in connection therewith.
     (b) All reductions of Revolving Commitments shall be pro rata among the Tranche A1 Lenders or the Tranche A2 Lenders, as applicable, according to their Tranche A1 Revolving Percentages or Tranche A2 Revolving Percentages, as applicable.
     SECTION 2.8 Mandatory Prepayments. (a) If on any date the Borrower or any its Subsidiaries shall receive Net Cash Proceeds from any Prepayment Event, the Borrower shall promptly, and in any event within ten Business Days, make a prepayment of the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that the Borrower shall not be required to prepay the Loans as a result of a Prepayment Event under clause (a) or (b) of the definition thereof if (and to the extent in excess of the Prepayment Threshold Amount), for any fiscal year of the Borrower with respect to such Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any of the events described in clause (a) or (b), respectively, of such definition that are in excess of US$ 1,000,000 (with amounts under each such clause (a) and clause (b) being separately calculated as in excess of US$1,000,000 (each, the “Prepayment Threshold Amount”)), the Borrower shall have delivered to the Administrative Agent a Reinvestment Notice prior to the date on which a prepayment would otherwise be required under this Section 2.8(a). If the Borrower delivers a Reinvestment Notice pursuant to the proviso to the immediately preceding sentence, such Net Cash Proceeds may be applied for the purposes set forth in such Reinvestment Notice and, if not so applied by the Reinvestment Prepayment Date with respect to the relevant Prepayment Event, shall be applied on such date to prepay the loans in accordance with clause (c) below, until such outstanding Loans are repaid in full.

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     (b) Following the end of each fiscal year of the Borrower ended on or after December 31, 2006, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year. Each prepayment pursuant to this clause (b) shall be made on or before the date 30 days after the date on which financial statements are delivered pursuant to Section 6.2(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 120 days after the end of such fiscal year); provided that if the last day of a Dollar Interest Period shall occur after the date such financial statements are so delivered but prior to the date 30 days thereafter, the Borrower shall prepay the Loans on such last day of such Dollar Interest Period.
     (c) Amounts to be applied in connection with prepayments made pursuant to clauses (a) and (b) shall be applied (i) first to the Tranche B Loans in the inverse order of maturity of the installments of principal thereof and (ii) second, once all amounts due under the Tranche B Loans have been paid in full, to reduce permanently the Tranche Al Commitments and the Tranche A2 Commitments, pro rata. After giving effect to such Commitment reductions, if the aggregate amount of Tranche Al Loans outstanding would exceed the then amount of the Tranche Al Commitments or if the aggregate amount of Tranche A2 Loans outstanding would exceed the then amount of the Tranche A2 Commitments, the Borrower shall repay each such excess amount promptly (and, in any event, within ten Business Days) after the event giving rise to such reduction of the Revolving Commitments.
     (d) Each prepayment of Loans under this Section 2.8 shall be made together with accrued interest to the date of such prepayment on the amount so prepaid and any other amounts due pursuant to Section 3.4. Any amount prepaid under this Section 2.8 may not be reborrowed.
     SECTION 2.9 Interest. (a) Dollar Loans. The Borrower shall pay to the Administrative Agent for the account of each Dollar Lender interest on the unpaid principal amount of the Dollar Loans for each day during each Dollar Interest Period for each such Dollar Loan until the date on which such Dollar Loans are paid in full at a rate per annum equal to Eurocurrency Rate determined for such Dollar Interest Period plus the relevant Applicable Margin.
     (b) Tranche A2 Loans. The Borrower shall pay to the Administrative Agent for the account of each Tranche A2 Lender interest on the unpaid principal amount of the Tranche A2 Loans for each day during each Tranche A2 Interest Period for each such Tranche A2 Loan until the date on which such Tranche A2 Loans are paid in full at a rate per annum equal to the THE Rate determined for such Tranche A2 Interest Period plus the relevant Applicable Margin.
     (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable on the principal amount of any Loan (to the extent permitted by Applicable Law) or (iii) any fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate from the date of such non-payment until paid in full and shall be payable on demand.
     (d) Except as otherwise provided in clause (c), interest shall be payable in arrears on (i) in the case of Dollar Loans, each Dollar Interest Payment Date for the applicable Dollar Loan

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or (ii) in the case of Tranche A2 Loans, each Tranche A2 Interest Payment Date for the applicable Tranche A2 Loan.
     SECTION 2.10 Computation of Interest. (a) Interest in respect of the Loans shall be calculated on the basis of a 360-day year for the actual days elapsed; provided that if interest with respect to any Dollar Loan shall apply at the Base Rate in accordance with this Agreement, such interest shall be calculated on the basis of a 365/366-day year for the actual days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of each determination of Eurocurrency Rate or the TILE Rate; provided that any failure to do so shall not relieve the Borrower of any liability hereunder.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a) and (b).
     SECTION 2.11 Inability to Determine Interest Rate. (a) In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the interbank eurodollar market, adequate means do not exist for ascertaining the Eurocurrency Rate applicable pursuant to Section 2.9(a), for any requested Dollar Interest Period, the Administrative Agent shall forthwith give notice by facsimile of such determination to the Borrower and each Dollar Lender at least one day prior to the last day of the current Dollar Interest Period. Thereafter, the obligation of the Lenders to make or maintain Dollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for the making or continuation of a Dollar Loan or, failing that, such Dollar Loan requested or continued by the Borrower will bear interest at the Base Rate plus the Applicable Margin.
     SECTION 2.12 Fees. (a) Administration Fee. The Borrower agrees to pay to the Administrative Agent, for its account, all fees in such amount and in such manner as shall have been agreed to by the Administrative Agent and the Borrower in a separate fee letter (the “Administration Fee Letter”).
     (b) Arrangement Fees. The Borrower agrees to pay to Banc of America Securities LLC and BBVA Securities Inc., for their account, all fees in such amount and in such manner as shall have been agreed to among the Arrangers and the Borrower in a separate fee letter dated as of September 6, 2005 (the “Arrangement Fee Letter”).
     (c) Collateral Agency. The Borrower agrees to pay to the Collateral Agent, for its account, all fees in such amount and in such manner as shall have been agreed to by the Collateral Agent and the Borrower in a separate fee letter (the “Collateral Agency Fee Letter”).
     (d) Commitment Fee.(i) (i) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender with a Revolving Commitment, a commitment fee on the

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daily average unused portion of such Lender’s Tranche A1 Commitment and/or Tranche A2 Commitment for the period from and including the Effective Date to but excluding the last day of the Tranche A Commitment Period applicable to the Tranche Al Commitments or the Tranche A2 Commitments, as the case may be (the “Commitment Fee”) at a rate per annum determined based on the aggregate level of disbursements under Tranche Al Loans and the Dollar Equivalent of the disbursements under Tranche A2 Loans in accordance with the table below:

Aggregate outstanding
Revolving Loans	Commitment Fee Rate
> US$20,000,000	0.50%
≥ US$10,000,000 to ≤ US$20,000,000	0.75%
< US$10,000,000	1.00%
     (ii) The Commitment Fee shall be payable in arrears on each Commitment Fee Payment Date, for the period then ending for which such Commitment Fee shall not have been theretofore paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     SECTION 2.13 Pro Rata Treatment and Payments. (a) Except as otherwise provided herein, (i) each payment by the Borrower on account of principal of the Loans shall be made pro rata to the Lenders according to the respective outstanding principal amounts of the Loans then due and payable, converting the amount of all Tranche A2 Loans for purposes of any such pro rata calculations into Dollars based on the Dollar Equivalent thereof, and (ii) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.
     (b) Payments of principal and interest in respect of Dollar Loans and payments of fees shall be made in Dollars. Payments of principal and interest in respect of Tranche A2 Loans shall be made in Pesos, and payments of other amounts shall be made in Dollars. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds, and shall be made not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent shall distribute such payments to the Lender or Lenders entitled to receive the same promptly upon receipt in like funds as received. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment on a Loan becomes due and payable on a day other than a Business Day therefor, the maturity thereof shall be extended to the next succeeding Business Day for such Loan (and such extension of time shall be reflected in computing interest or fees, as the case may be) unless, with respect to Dollar Loans, the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative

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Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower, upon receipt of notice from the Administrative Agent of such failure, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Commitment to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Commitment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     (e) Except as otherwise set forth herein, all payments made under this Agreement or any other Loan Document shall be applied first (in each case on a pro rata basis to the recipients thereof based upon the amounts then owed to them) to pay fees and expenses due to the Beneficiaries under the Loan Documents, then to pay accrued and unpaid interest on the Loans, then to pay principal of the Loans and then to pay any and all other amounts payable to the Beneficiaries under the Loan Documents.
     SECTION 2.14 Set-Off, Sharing of Payments, Etc. (a) Without limiting any of the obligations of the Loan Parties or the rights of any Beneficiary under the Loan Documents, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, then (to the extent not in violation of an Applicable Law) each Beneficiary may, without prior notice to any Loan Party (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other Indebtedness owing by such Beneficiary or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of the Borrower or any other Loan Party.

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Each Beneficiary shall promptly provide written notice of any such set-off by it to the Borrower and the Administrative Agent; provided that failure by such Beneficiary to provide such notice shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application.
     (b) If, other than as expressly provided elsewhere herein, any Beneficiary shall obtain on account of the Obligations owing to it hereunder or in respect of its Loans any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its share of payments on account of the Obligations obtained by all the Beneficiaries, such Beneficiary shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Beneficiaries such participations in such amounts made by them as shall be necessary to cause such purchasing Beneficiary to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Beneficiary, such purchase shall to that extent be rescinded and each other Beneficiary shall repay to the purchasing Beneficiary the purchase price paid therefor, without interest. The provisions of this Section 2.14(b) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.14 and will in each case notify the Lenders and the Borrower following any such purchases.
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Beneficiary acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff permitted hereunder and counterclaim with respect to such participation as fully as if such Beneficiary were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III.
YIELD PROTECTION, ETC.
     SECTION 3.1 Taxes. (a) All payments made by each Loan Party under this Agreement and any Notes shall be made free and clear of, and without deduction for or on account of, any present or future Taxes, including Other Taxes (but excluding any tax imposed on or measured by the net income or net profits or capital (or any franchise or similar tax imposed in lieu thereof) of a beneficiary of such payment (each a “Payee”) pursuant to the laws of the jurisdiction (or any political subdivision thereof) in which it is organized or the jurisdiction (or any political subdivision thereof) in which the Lending Office of such Lender is located and any withholding taxes to the extent imposed by reason of any Payee, that is not a Mexican Financial Institution, or its assignees or participants, if any, failing to make reasonable commercial efforts, consisting of timely making any necessary filing and taking related action, to maintain its registration for the purposes of Article 195(1) or Article 196(11) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision with Hacienda (collectively, the “Excluded Taxes”)). If any such Taxes that are not Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to any Payee hereunder (subject to the right of such Loan Party to contest any such requirement in good faith, so long as

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proper reserves are maintained and each Payee hereunder is paid the full amounts payable hereunder including any additional amounts payable), such Loan Party shall pay such Non-Excluded Taxes, including Other Taxes, to the appropriate taxing authority, and the amounts payable to each such Payee shall be increased by such additional amounts (the “Additional Amounts”) necessary to yield to such Payee (after payment of all Non-Excluded Taxes, Other Taxes and Additional Amounts, including any of the foregoing levied on Additional Amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement in the absence of such payments or deductions; provided that no such Additional Amounts shall be payable in respect of any Taxes that would not have been imposed but for a failure by a Payee to provide the documents required by Section 3.1(c) strictly pursuant to the terms of, and only in the circumstances specified in, Section 3.1(c), in excess of the Additional Amounts that would have been payable had such documents been provided. In addition, such Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law. Whenever any Non-Excluded Tax or Other Tax is payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent, for the account of such Payee, a certified copy by a Responsible Officer of such Loan Party of a stamped filed receipt showing payment thereof or such other document reasonably satisfactory to such Payee showing payment thereof. If such Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the affected Payee for any incremental taxes, interest, penalties, loss, liability, claim or expense (including legal fees and expenses) that may become payable by any such Payee as a result of any such failure. This indemnity and agreement shall survive termination of the Agreement and payment of the Loans.
     (b) Each Loan Party shall indemnify the Administrative Agent and each Payee, within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Payee on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Payee, or by the Administrative Agent on its own behalf or on behalf of a Payee, shall be conclusive absent manifest error.
     (c) Each Payee that is not a Mexican Financial Institution shall from time to time, at the request of the Borrower or the Administrative Agent, furnish to the Borrower or the Administrative Agent, as the case may be, such documentation required under Applicable Law as may be required to establish any available exemption from, or reduction in the amount of, otherwise applicable Non-Excluded Taxes; provided that (i) such documentation is consistent with Applicable Law and (ii) such documentation would not, in the judgment of such Payee, require such Payee to disclose any confidential or proprietary information or otherwise be disadvantageous to such Payee; provided that a documentation shall not be considered disadvantageous solely by virtue of administrative inconvenience to such Payee. The Borrower and the Administrative Agent shall be entitled to rely upon the accuracy of any such documentation furnished to it by any Payee that is not a Mexican Financial Institution and shall

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have no obligation to indemnify such Payee for any incremental taxes, interest or penalties that may become payable by such Payee solely as a result of any inaccuracy contained therein or the Payee’s failure to furnish such documentation.
     SECTION 3.2 Illegality. Notwithstanding any other provisions herein, if any Applicable Law or any change therein or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain a Loan as contemplated by this Agreement, then such Lender may give notice thereof to each of the Borrower and the Administrative Agent and, upon the giving of such notice (a) the Commitments of such Lender hereunder to make further Loans shall forthwith be canceled (with, unless the Borrower replaces such Lender in accordance with Section 3.6 within ten Business Days following such notice, a corresponding reduction of the aggregate amount of the Commitments under the Tranche of the canceled Commitment) and/or (b) if such Applicable Law shall so mandate, such Lender’s Loan shall be prepaid in full by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Applicable Law (such prepayment not being shared as described in Section 2.13 with any Lenders not so affected); provided that if it is lawful for such Lender to maintain its Loan through the last day of the then current Dollar Interest Period or Tranche A2 Interest Period, as the case may be, such payment shall be made on such date.
     SECTION 3.3 Additional Costs. (a) If, after the Effective Date, and as a result of the adoption of any law, regulation, treaty or official directive or request (whether or not having the force of law) or any change therein or any introduction thereof (which such change or introduction is publicly announced through official governmental, regulatory or other customary means after the Effective Date) or compliance therewith by the Borrower, the Administrative Agent or any Lender (or any corporation Controlling such Lender) including those relating to taxation, reserves, special deposit, cash ratio, liquidity, capital adequacy or Eurocurrency Liabilities, if applicable or other requirement or any other form of banking or monetary requirements or controls, any of the following shall occur:
     (i) the cost to any Lender of maintaining its Loans is increased by an amount determined by such Lender to be material; or
     (ii) any amount receivable by any Lender is reduced by an amount determined by such Lender to be material as a result of maintaining its Loans; or
     (iii) the rate of return on such Lender’s (or its Controlling corporation’s) capital is reduced as a consequence of its obligations hereunder below that which such Lender could have achieved but for such adoption, change or introduction (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material;
in the case of each of clauses (i), (ii) and (iii) other than any increase in or incurrence of cost, reduction in yield or other return or additional payment resulting from Excluded Taxes, then and in each such case:

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     (A) such Lender or the Administrative Agent (an “Affected Party”) shall notify the Borrower through the Administrative Agent in writing of such event promptly upon its becoming aware of the event entitling it to make a claim; and
     (B) within a reasonable period (not exceeding 15 Business Days) following any demand from time to time by such Affected Party through the Administrative Agent (with a copy contemporaneously sent to the Borrower), the Borrower shall pay to the Administrative Agent, for the account of such Affected Party, such amount as shall compensate such Affected Party for such increased cost, reduced amount receivable or reduction in rate of return (excluding anticipated profits unrelated to those measured by the Applicable Margin, the Default Rate, if applicable, and the Commitment Fee). The certificate of such Affected Party specifying the amount of such compensation shall be conclusive save in the case of manifest error.
     (b) If an Affected Party shall request compensation under this Section 3.3, such Affected Party shall furnish to the Borrower a statement setting forth the basis for requesting such compensation.
     (c) The covenants and agreements set forth in this Section 3.3 shall survive the termination of this Agreement and the payment of the outstanding Loans. Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 3.3 shall not constitute a waiver of such Affected Party’s right to demand compensation; provided that the Borrower shall not be required to compensate an Affected Party, as applicable, pursuant to this Section 3.3 for any increased costs or reductions incurred more than 180 days prior to the date that such Affected Party notifies the Borrower of the event giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; and provided further that, if the event giving rise to such increased costs or reduction is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 3.4 Funding Losses. The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any actual loss or expense (excluding loss of profit) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due (by acceleration or otherwise) of the principal amount of or interest on the Loans of such Lender, (b) default by the Borrower in making a borrowing of Loans or any prepayment after the Borrower has given a notice in accordance with Section 2.3 or 22-6 and (c) the making by the Borrower of a prepayment of the Loans on a day which is not the last day of a Dollar Interest Period (with respect to Dollar Loans) or Tranche A2 Interest Period (with respect to Tranche A2 Loans) (whether or not the Administrative Agent or such Lender has previously consented to such prepayment), including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder as set forth in a certificate of such Lender delivered to the Borrower through the Administrative Agent. This covenant shall survive termination of this Agreement and payment of the Loans.

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     SECTION 3.5 Change of Lending Office. Each Lender that is not a Mexican Financial Institution agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1(a) (other than the imposition of the Mexican withholding taxes expected, based upon the identity and place of residence of each Lender on the Effective Date, or the Mexican withholding taxes applicable to interest payments made to an Eligible Assignee), 33.22 or 31(a) as to it and upon request by the Borrower, it will use its commercially reasonable efforts to avoid or minimize the consequences of such event if such action shall not, in the judgment of such Lender, as the case may be, be illegal or economically or otherwise disadvantageous to it. If such Lender is entitled to compensation for the events specified under Section 3.1 (other than as set forth in the preceding sentence) or 31(a), or the Borrower is required to make a prepayment as a result of the operation of Section 3.2, such Lender shall use commercially reasonable efforts for a period of 30 days to designate a different Lending Office for any Obligation affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation (except as set forth in the preceding sentence) and will not, in the sole opinion of such Lender, result in any economic, legal or regulatory or other disadvantage to such Lender or any of its Affiliates.
     SECTION 3.6 Replacement of Lenders. The Borrower shall be permitted, at its sole expense and effort, to replace with a replacement financial institution or Eligible Assignee any Lender (a) that requests reimbursement for amounts owing pursuant to Section 3.1(a) (but only if such Lender is (i) not a Mexican Financial Institution and (ii) a financial institution not registered with Hacienda for purposes of Article 195(1) or Article 196(11) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision thereof and not a resident of (or, if acting through a branch or agency, does not have its principal office in) a country with which Mexico has entered into a treaty for the avoidance of double taxation) or 11W, (b) to which the Borrower is required to make a prepayment or commitment reduction as a result of the operation of Section 3.2, (c) that defaults in its obligation to make its Loan hereunder or (d) that fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document requiring more Lenders than the Majority Lenders’ consent and such election, consent, amendment, waiver or other modification is otherwise consented to by Lenders holding more than 66 2/3% of the sum of (i) all undrawn Commitments on such date and (ii) all Loans outstanding on such date, as determined by the Administrative Agent by converting Tranche A2 Loans into Dollars based on the Dollar Equivalent thereof without giving effect to the Loans and undrawn Commitments attributable to such Lender; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action under Section 3.5 which has eliminated the continued need for payment of amounts owing pursuant to Section 3.1(a) or 31(a) or the operation of Section 3.2, (D) the replacement financial institution shall purchase, at par, the Loans and other amounts (including accrued and unpaid interest) owing to such replaced Lender on or prior to the date of replacement, (E) the Borrower shall be liable to such replaced Lender under Section 3.4 if the Loans owing to such replaced Lender shall be purchased other than on the last day of a Dollar Interest Period or Tranche A2 Interest Period, as the case may be, relating to such Loans, (F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement without recourse in accordance with the provisions of Section 11.8 (provided that the Borrower shall be obligated to pay the registration and processing fee referred

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to therein), (H) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 (a) or 3d(a), as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, either Agent or any other Lender shall have against the replaced Lender.
ARTICLE IV.
CONDITIONS PRECEDENT
     SECTION 4.1 Conditions to Initial Funding. The obligation of each Lender to make the Loans requested to be made by it on the Initial Borrowing Date is subject to the occurrence of the Effective Date and satisfaction of the following conditions precedent (in addition to the conditions set forth in Section 4.2), written notice of which satisfaction will be given by the Administrative Agent to the Borrower:
     (a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance satisfactory to the Administrative Agent and each of the Lenders and in sufficient number of copies for distribution to all Lenders:
     (i) Agreement. Duly executed Notes for each of the Lenders, dated the Initial Borrowing Date, issued in accordance with this Agreement;
     (ii) Arrendadora Pledges. Each of the Arrendadora Pledges duly executed and delivered by Arrendadora before a Mexican Public Notary;
     (iii) Opinion of Counsel to the Loan Parties. An opinion, dated the Initial Borrowing Date, of each of White & Case LLP and White & Case, S.C., special U.S. counsel and special Mexican counsel, respectively, to the Loan Parties, in substantially the form of Exhibits E and F, addressed to the Agents and each Lender;
     (iv) Opinion of Counsel to the Administrative Age. An opinion, dated the Initial Borrowing Date, of each of Mayer, Brown, Rowe & Maw LLP and Ritch Mueller, S.C., special U.S. counsel and special Mexican counsel, respectively, to the Administrative Agent;
     (v) Governmental and Third-Party Approvals. Copies of all necessary orders, consents, approvals (including authorizations from any central bank), licenses, permissions, registrations and validations of, or notices to or filings with, and exemptions by, any Governmental Authority, and all third-party consents and approvals, required for the execution, delivery, performance or carrying out by the Borrower and Arrendadora of the provisions of the Loan Documents, and for the validity or enforceability of the obligations incurred hereunder or thereunder, which shall be in full force and effect;
     (vi) Organizational Documents. The following organizational documents: (A) a copy duly certified by a Mexican Public Notary, in Spanish, of the estatutos sociales of the Borrower and Arrendadora as in effect as of the Effective Date and the Initial Borrowing Date and further certified by the Secretary or Alternate Secretary of the Board

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of Directors of each of the Borrower and Arrendadora, as to effectiveness; (B) an incumbency certificate designating the officers of the Borrower and Arrendadora (together with their specimen signatures) who are authorized to execute any document in connection with the transactions contemplated by the Loan Documents and certifying that the resolutions and powers-of-attorney contemplated in the following clauses (C) and (D) have not been modified, revoked or rescinded as of the date of such certificate; (C) copies notarized by a Mexican Public Notary of resolutions of the shareholders of the Borrower and Arrendadora certified by the Secretary of the Board of Directors of the Borrower or Arrendadora, as the case may be, or a Responsible Officer of the Borrower or Arrendadora, as the case may be, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the designation of the Process Agent as its agent for service of process; and (D) copies duly certified by a Mexican Public Notary and by the Secretary or Alternate Secretary of the Board of Directors of each of Arrendadora and the Borrower, of the powers-of-attorney granted to officers of the Borrower and Arrendadora authorizing the execution of each Loan Document and to the Process Agent to act as agent for service of process;
     (vii) Concession Title. A copy of the Concession Title together with a certificate, dated the Initial Borrowing Date, of the Secretary of the Board of Directors of the Borrower or any Responsible Officer of the Borrower stating that the Concession Title is in full force and effect and further that the Borrower is in material compliance with all terms and conditions applicable thereunder or pursuant to Applicable Law;
     (viii) Financial Statements. (A) Audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for fiscal year 2004 and (B) unaudited interim consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the six months ended after the date of the latest applicable financial statements delivered pursuant to clause (A) of this clause through June 30, 2005;
     (ix) Process Agent Acceptance. A letter from the Process Agent accepting its appointment as agent for each Loan Party.
     (b) Representations and Warranties. The representations and warranties of the Borrower and Arrendadora contained in each of the Loan Documents shall be true and correct in all material respects on and as of the Initial Borrowing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) with the same effect as if made on and as of such date, and each of the Borrower and Arrendadora shall have delivered to the Administrative Agent a certificate of a Responsible Officer to that effect.
     (c) No Event of Default. No Default or Event of Default shall have occurred and be continuing on the Initial Borrowing Date or shall result from the making of any Loan hereunder on such date or the use of the proceeds thereof, and each of the Borrower and Arrendadora shall have delivered to the Administrative Agent a certificate of a Responsible Officer to that effect.
     SECTION 4.2 Conditions Precedent to Each Loan. The obligation of each Lender to make any Loan requested to be made by it on any date during the Commitment Period is subject

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to the satisfaction of the following conditions precedent (in addition to the conditions precedent set forth in Section 4.1):
     (a) Notice of Borrowing/Continuation; Notes. The Administrative Agent shall have received a Notice of Borrowing/Continuation as required by Section 2.3.
     (b) Representations and Warranties. The representations and warranties of the Borrower and each Guarantor contained in each of the Loan Documents (other than any such representation or warranty which, by its term, speaks as of a particular date) shall be true and correct in all material respects on and as of each Borrowing Date, before and after giving effect to the making of the relevant Loans on such Borrowing Date and to the application of the proceeds thereof, with the same effect as if made on and as of such date.
     (c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on any Borrowing Date or shall result from the making of the requested Loans on such date or the use of the proceeds thereof.
     (d) Payment of Fees and Expenses. The Administrative Agent shall have received evidence of payment of the fees and expenses then due and payable under Section 11.2 and of any and all stamp taxes or similar taxes payable on or before the Initial Borrowing Date in connection with the transactions contemplated by the Loan Documents, including legal fees of special U.S. and Mexican counsel to the Administrative Agent (all of which fees, expenses and taxes the Borrower authorizes the Administrative Agent to deduct from proceeds of the Loans).
     The borrowing of any Loans by the Borrower hereunder on each Borrowing Date shall constitute a representation and warranty by the Borrower as of such Borrowing Date that the conditions contained in clauses (b) and (c) have been satisfied.
     SECTION 4.3 Satisfaction of Conditions Precedent. Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Borrowing Date specifying its objection thereto.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders and the Agents to enter into this Agreement, each of the Loan Parties makes the following representations and warranties to the Lenders and the Agents as of the Effective Date, each Borrowing Date and (with respect to any Subsidiary that becomes a Guarantor pursuant to Section 6.13) as of the execution date of the relevant Accession Agreement, all of which shall survive the execution and delivery of this Agreement:
     SECTION 5.1 Status and Licensing. Each Loan Party is a corporation with variable capital (sociedad anónima de capital variable) duly organized and validly existing under the laws of Mexico. Each Loan Party has the power and authority to own its Property and to transact

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the business in which it is engaged and is duly qualified or licensed as a foreign corporation in each jurisdiction in which such qualification or license is required, unless failure so to have such power and authority or to qualify or be licensed could not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.2 Corporate Power and Authority; Enforceable Obligations. (a) Each Loan Party has the corporate power to execute, deliver and perform the terms and provisions of the Loan Documents to which it is a party, and has taken all necessary corporate action required by its estatutos sociales to authorize the execution, delivery and performance of the Loan Documents to which it is a party.
     (b) Each Loan Document to which such Loan Party is a party has been duly authorized, executed and delivered by such Loan Party.
     (c) Each of the Loan Documents to which such Loan Party is a party constitutes, and each Note when executed and delivered by it for value received will constitute, legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, concurso mercantil, quiebra, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); provided that the assets subject to the pledge set forth in the Supplemental Arrendadora Pledge are subject to the outcome of the Arrendadora Internacional Litigation to the extent that, until the parties to such litigation have reached an agreement or a judgment in connection with such litigation has been obtained and complied with, title to such collateral will not be clearly vested in Arrendadora.
     SECTION 5.3 Compliance with Law and Other Instruments. Neither the execution, delivery or performance by each Loan Party of the Loan Documents to which it is a party in accordance with their respective terms, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, (a) will contravene such Loan Party’s charter or by-laws (estatutos sociales) (or other equivalent organizational documents) or (b) will contravene any Applicable Law to which such Loan Party is subject or any judgment, decree, order or permit applicable to such Loan Party, or (c) will conflict with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any Property of such Loan Party, KCS pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument (other than those permitted or required by this Agreement, including, without limitation, Permitted Liens) to which such Loan Party is a party or bound or to which it may be subject, except in each case under clause (b) or (c) where such conflict, breach, default or violation could not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.4 Litigation and Environmental Matters. Other than the Arrendadora Internacional Litigation, there are no actions, suits or proceedings pending or, to the best knowledge of the Loan Parties, threatened against any Loan Party or affecting the Property of any Loan Party before any court, tribunal or other Governmental Authority: (a) with respect to any Loan Document, (b) which individually or in the aggregate could reasonably be expected to

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have a Material Adverse Effect or (c) which seeks the revocation or expropriation of the Concession Title. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) knows of no basis for any Environmental Liability. None of the Loan Parties is in default with respect to any Applicable Law which could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.5 Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance by each Loan Party of any Loan Document to which it is a party or the taking of any action by each Loan Party hereby or thereby contemplated, or, if any of the foregoing are required, they have been obtained and are in full force and effect.
     SECTION 5.6 Financial Information. (a) The audited financial statements and the unaudited financial statements delivered in accordance with Section 4.1(a)(viii) (the “Financial Statements”), including in each case the related schedules and notes, fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the dates of such statements and the results of their operations for the periods therein stated and have been prepared in accordance with IFRS (with respect to the financial statements dated December 31, 2004) and with GAAP (with respect to the financial statements for the six months ended June 30, 2005), consistently applied throughout the periods involved (unless and to the extent otherwise stated therein).
     (b) Except as disclosed in this Agreement or in the Financial Statements, there are no liabilities or obligations with respect to the Borrower and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) and the Borrower is not aware of any basis for the assertion against it or its Subsidiaries of any liability or obligation of any nature that is not fully disclosed in the Financial Statements which, in either case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (c) Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.7 Taxes, Assessments and Fees. Each Loan Party has timely filed all tax returns and reports required to have been filed and has paid all taxes due by it except such taxes as are being contested in good faith by appropriate proceedings for which adequate (in the good faith judgment of such Loan Party) reserves have been made (in accordance with GAAP) or such taxes the failure of which to pay could not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.8 Investment Company Act. None of the Loan Parties is an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

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     SECTION 5.9 Accuracy of Information. All written information supplied by the Loan Parties to the Arrangers, either Agent and/or the Lenders relating to the Loan Parties, taken as a whole, was true and accurate in all material respects as of the date supplied, and did not as of such date, and does not, in each case taken as a whole, omit to state any material information necessary to make the information therein contained, in light of the circumstances under which such information was supplied, not misleading. It is understood that: (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumption on which they were based, may or may not prove to be correct.
     SECTION 5.10 Absence of Default. No Default or Event of Default has occurred and is continuing.
     SECTION 5.11 Ranking; Recourse; Liens.(a) (a) The Obligations of each Loan Party hereunder and under the other Loan Documents to which it is a party are and will at all times be unconditional general obligations of such Loan Party, and rank and will at all times rank at least pari passu in right of payment with all its other senior unsecured Indebtedness, except for obligations accorded preference by mandatory provisions of law. There is no Lien upon or with respect to any of the present Property or Indebtedness of any Loan Party or its respective Subsidiaries other than Liens permitted or required by this Agreement, including, without limitation, Permitted Liens.
     (b) Attached as Schedule 5.1 IN is a complete and accurate list of all Liens of each Loan Party securing Indebtedness in an amount equal to or greater than US$5,000,000 (or its equivalent in other currencies) existing on the Effective Date, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and a brief description of the Property subject thereto.
     SECTION 5.12 Withholding Tax. As of the Effective Date, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof or therein either (a) on or by virtue of the execution or delivery of the Loan Documents or (b) on any payment to be made pursuant to the Loan Documents to any Person, except that payments of interest under this Agreement or the Notes and fees payable hereunder and under the Fee Letters will be subject to a Mexican withholding tax at a rate of 4.9% so long as the Payee, that is not a Mexican Financial Institution, (i) is a foreign commercial bank or other financial institution registered with Hacienda for purposes of Article 195(I) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), the regulations thereunder and any administrative rules issued thereunder and (ii) is a resident for tax purposes of (or its principal place of business, if lending through a branch or agency, is located in) a country with which Mexico has entered into a treaty for the avoidance of double taxation. As of the Effective Date, each Loan Party is permitted under Applicable Law, to make

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all payments pursuant to the Loan Documents free and clear of all Taxes imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof, as provided in each Loan Document, without any liability to be borne by the payee in connection with such Mexican withholding tax to the extent that the Loan Party making such payment has complied with its obligations in Section 3.1 of this Agreement to pay to the appropriate Mexican authorities applicable Taxes required to be paid by such Loan Party.
     SECTION 5.13 Proper Form. The Loan Documents are (or, in the case of any Note, will be, upon the issuance thereof in accordance herewith) in proper legal form for the enforcement thereof in Mexico, against each Loan Party; provided that, if any legal proceedings are brought in a court of Mexico for the enforcement against a Loan Party, of this Agreement, the Fee Letters or any other Loan Document, a Spanish translation of such document prepared by a translator approved by the Mexican court would have to be approved by such court after such Loan Party has been given the opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based on the translated documents. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Fee Letters or any other Loan Document in Mexico it is not necessary that this Agreement, the Fee Letters or any other Loan Document be filed or recorded with any Governmental Authority in Mexico or be notarized, or that any stamp or similar tax be paid on or in respect of this Agreement, the Fee Letters or any other Loan Document; provided that the Arrendadora Pledges must be executed before a Mexican Public Notary and registered as described in Section 6.11.
     SECTION 5.14 Choice of Law. In any action or proceeding involving a Loan Party arising out of or relating to any Loan Document in any court of Mexico, the Lenders and the Agents would be entitled to the recognition and effectiveness of the choice of law provisions of Section 11.4.
     SECTION 5.15 Immunity. Each Loan Party is subject to suit in Mexico and neither any Loan Party nor its Property has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any competent court and service of process, attachment or execution in Mexico with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with any Loan Document, and to the extent that such Loan Party or its Property may have or may hereafter become entitled to any such right of immunity it has effectively waived such right under Section 11.13; provided that the Concession Title may not be transferred to any Person without the prior consent of Mexico. The waiver by each Loan Party described in the immediately preceding sentence is a legal, valid and binding obligation thereof. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by the Applicable Law of any jurisdiction in which any suit, action or proceeding with respect to any Loan Document may be commenced. The performance of the Loan Documents by the Loan Parties constitutes private and commercial acts rather than governmental or public acts.
     SECTION 5.16 Status of Concession. The Concession Title is in full force and effect and no proceeding or, to the best knowledge of the Borrower, investigation seeking the termination or revocation of the Concession Title has been initiated pursuant to a notice sent to the Borrower.

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     SECTION 5.17 Property. (a) Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and that could not reasonably be expected to have a Material Adverse Effect and (ii) title to the locomotives covered by the Supplemental Arrendadora Pledge, which is subject to the outcome of the Arrendadora Internacional Litigation.
     (b) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (c) As of the Effective Date, each Loan Party maintains insurance with respect to all Property material to the conduct of its business and Schedule 5.17(c) contains an accurate description of such insurance coverage, insured amounts and the name of each insurance company with which each such insurance is maintained.
     SECTION 5.18 Subsidiaries. The Subsidiaries listed on Schedule 5.18 hereto constitute the only Subsidiaries of each Loan Party as at the Effective Date.
     SECTION 5.19 Federal Regulations. No part of the proceeds of any Loan will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender or Agent, the Borrower will furnish to the Agents and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     SECTION 5.20 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Loan Parties, threatened; (b) hours worked by and payment made to employees of the Loan Parties have not been in violation of any Applicable Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the financial statements of such Loan Party.
     SECTION 5.21 Arrendadora Pledges. Subject to the conditions provided in each of the Arrendadora Pledges, each of the Arrendadora Pledges creates a valid, enforceable and, when the requirements set forth in Section 6.11 have been satisfied, perfected, security interest in the collateral purported to be covered thereby in favor of the Collateral Agent, acting on behalf and for the benefit of the Beneficiaries; provided that the Supplemental Arrendadora Pledge is subject to the outcome of the Arrendadora Internacional Litigation in respect of collateral covered by the Supplemental Arrendadora Pledge to the extent that, until the parties to such litigation have reached an agreement or a judgment in connection with such litigation has been obtained and complied with, title to such collateral will not be clearly vested in Arrendadora. The Liens created by each of the Arrendadora Pledges are enforceable as security for the obligations

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secured thereunder in accordance with their respective terms and (with respect to the Supplemental Arrendadora Pledge) subject to the outcome of the Arrendadora Internacional Litigation.
     SECTION 5.22 Existing Indebtedness. Attached as Schedule 5.22 is a complete and accurate list of all existing Indebtedness of each Loan Party in excess of US$ 1,000,000 as of the Effective Date.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     Each of the Loan Parties covenants and agrees that, until the payment in full of all Obligations, and so long as any Commitment is outstanding:
     SECTION 6.1 Senior Obligations. Each Loan Party shall ensure that its obligations under this Agreement and the Notes shall at all times rank at least pari passu in right of payment with all its other present and future direct, indirect and unsubordinated Indebtedness of such Loan Party, except for obligations accorded preference by mandatory provisions of law or expressly permitted under this Agreement.
     SECTION 6.2 Reporting Requirements. The Borrower shall provide to the Administrative Agent, in sufficient copies for distribution by the Administrative Agent to all Lenders:
     (a) as soon as available, and in any case within 90 days of the end of each fiscal year of the Borrower, beginning with fiscal year 2005, the consolidated annual financial statements of the Borrower and its Consolidated Subsidiaries audited and reported on in accordance with GAAP consistently applied (except as otherwise discussed in the notes to such financial statements), with the opinion thereon of internationally recognized independent public accountants, which financial statements shall present fairly in accordance with GAAP the financial condition of the Borrower and its Consolidated Subsidiaries as at the end of the relevant fiscal year and the results of the operations of the Borrower and its Consolidated Subsidiaries for such fiscal year; provided that for so long as the Borrower files a Form 10-K with the Securities and Exchange Commission, the furnishing by the Borrower to the Administrative Agent of such Form 10-K for each fiscal year of the Borrower shall satisfy the Borrower’s obligation to provide the financial statements contemplated in this clause (a);
     (b) as soon as available, and in any case within 45 days of the end of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending on September 30, 2005, the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries in respect of such fiscal quarter prepared in accordance with GAAP, consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in accordance with GAAP (subject to absence of footnotes), the financial condition of the Borrower and its Consolidated Subsidiaries as at the end of the relevant fiscal quarter of each fiscal year and the results of the operations of the Borrower and its Consolidated Subsidiaries for such fiscal quarter; provided that for so long as the Borrower files a Form 10-Q with the Securities and Exchange Commission, the furnishing by the Borrower to the

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Administrative Agent of such Form 10-Q for each fiscal quarter of the Borrower shall satisfy the Borrower’s obligation to provide the financial statements contemplated in this clause (b);
     (c) no later than March 31 of each year, updated financial projections of the Borrower for each three-year period beginning on January 1 of each fiscal year commencing with such projections for the period starting on January l, 2006, in the same format previously delivered to the Lenders;
     (d) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b) above, a certificate of a Responsible Officer of the Borrower (i) certifying that, to the best of such Responsible Officer’s knowledge, no Default then exists or, if any Default then exists, specifying the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto, and (ii) providing all information and calculations necessary for determining compliance with the covenants contained in Section 7.1;
     (e) copies of such other financial reports filed by any Loan Party with any Governmental Authority (including any Mexican or other securities exchange) and which are publicly available which the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request; provided that the information will be furnished in Spanish unless information is provided publicly in English;
     (f) promptly (and, in any event, within five Business Days) after a Responsible Officer of the Borrower obtains knowledge of any Default or Event of Default, a certificate signed by a Responsible Officer of the Borrower, describing such Default or Event of Default and the steps that the Borrower proposes to take in connection therewith;
     (g) promptly (and, in any event, within five Business Days) after a Responsible Officer of the Borrower obtains knowledge thereof, notice of any litigation, claim, investigation, arbitration or other proceeding pending or, to such Responsible Officer’s knowledge, threatened in writing against any Loan Party: (i) that could give rise to a Lien on any of its Properties, other than Permitted Liens, or (ii) that could reasonably be expected to have a Material Adverse Effect;
     (h) promptly (and, in any event, within five Business Days) after a Responsible Officer of the Borrower obtains knowledge thereof, notice of any other event or development that could reasonably be expected to have a Material Adverse Effect and the actions proposed to be taken with respect thereto; and
     (i) from time to time, as soon as reasonably practicable, such other information with respect to the Loan Parties, the Loan Documents and/or the transactions contemplated hereby or thereby as any Lender (through the Administrative Agent) or either Agent may reasonably request.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrower or its securities) (each, a “Public Lender”).

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The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     SECTION 6.3 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for (a) the payment of all amounts outstanding under the Bridge Loan Agreement (the amount necessary for which payment the Borrower hereby authorizes the Administrative Agent to deduct from the proceeds of the Loans made hereunder and to, on behalf of the Borrower, pay to each lender under the Bridge Loan Agreement), (b) the payment of all remaining amounts outstanding under the Existing Credit Agreement and (c) other general corporate purposes.
     SECTION 6.4 Conduct of Business and Maintenance of Existence. Each Loan Party shall (and shall cause its respective Subsidiaries to) (a) continue to engage in business of the same general type as now conducted by it or authorized by its estatutos sociales or by the Concession Title and preserve, renew and keep in full force and effect its corporate existence, subject to any merger or consolidation permitted under Section 7.12, and (b) take all reasonable action to obtain and maintain all rights, privileges, authorizations and franchises necessary or desirable for the conduct of its business (including, without limitation, the Concession Title) and comply with all contractual obligations (including the terms of such Concession Title) binding on it or its Property except where the failure to maintain any such rights, privileges, authorizations or franchises or to comply with contractual obligations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.5 Maintenance of Government Approvals. Each Loan Party shall (and shall cause its respective Subsidiaries to) maintain in full force and effect all material governmental licenses, consents, approvals, permits and authorizations which may be necessary or appropriate under any Applicable Law for the conduct of its business (including the Concession Title), for the execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party and for the validity or enforceability against it hereof and thereof, and take all necessary governmental and administrative action in Mexico to make all payments to be made by it hereunder and thereunder. The Loan Parties shall file all applications necessary for, and shall use their best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for any Loan Party to perform its obligations hereunder or under the other Loan Documents, including, but not limited to, any filings necessary to obtain payment in Dollars in respect of any amounts owing hereunder or under the other Loan Documents.

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     SECTION 6.6 Compliance with Laws and Other Instruments. Each Loan Party shall (and shall cause its respective Subsidiaries to) comply in all material respects with (a) all Applicable Law (including, without limitation, all applicable Mexican railroad regulations (including the filing of documents, the fulfillment of investment requirements and the performance of services as required in the Concession Title and Applicable Law)) and (b) any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which such Loan Party (or any Subsidiary of such Loan Party) is a party or by which it is bound or to which it may be subject, except, in each case, where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to comply could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.7 Maintenance of Property; Insurance. Each Loan Party shall (and shall cause its respective Subsidiaries to) (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintain insurance with respect to all such Property with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by such Loan Party or such Subsidiary, as the case may be, in the same general areas in which such Loan Party or such Subsidiary owns and/or operates its properties.
     SECTION 6.8 Maintenance of Books and Records and Inspection Rights. Each Loan Party shall maintain books, accounts and records in accordance with GAAP. Each Loan Party shall, and shall cause each of its respective Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties (at the sole risk of the Administrative Agent or such Lender, as the case may be, with respect to personal injuries that may occur during any such inspection), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during business hours of such Loan Party or such Subsidiary, as often as reasonably requested.
     SECTION 6.9 Payment of Obligations. Each Loan Party shall (and shall cause its Subsidiaries to) pay their obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, (b) such Loan Party or any such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 6.10 Environmental Laws. Each Loan Party shall (and shall cause its respective Subsidiaries to) (a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, consents, notifications, authorizations, registrations or permits required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and

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testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to comply could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.11 Filings. The Borrower shall deliver to the Administrative Agent: (a) within 15 calendar days following the Initial Borrowing Date, evidence satisfactory to the Administrative Agent that each of the Arrendadora Pledges has been filed for registration with the Public Registry of Property and Commerce (Registro Publico de Propriedad y Comercio) (the “RPPC”) of the corporate domicile of Arrendadora, and with the Mexican Rail Registry (Registro Ferroviario Mexicano) (the “RFM”), (b) within 15 Business Days after such filing with the RFM, evidence satisfactory to the Administrative Agent of the final registration of each of the Arrendadora Pledges with the RFM and (c) within 120 calendar days after such filing with the RPPC, the relevant first deed (primer testimonio) duly recorded with the RPPC and a lien certificate from the RPPC showing such lien as duly recorded. All fees, costs, rights, and expenses related to the execution, filing and registration of the Arrendadora Pledges shall be paid by the Borrower.
     SECTION 6.12 Payment of 10.25% Notes Due June 15, 2007. The Borrower shall cause all outstanding amounts (including all related transaction fees and expenses) with respect to its 10.25% Notes Due June 15, 2007 issued under an Indenture dated as of June 16, 1997, among the Borrower, Grupo TFM and The Bank of New York, as trustee (the “Note Trustee”) to be on deposit in escrow with the Note Trustee solely for the purpose of making payment of such amounts by no later than the date that is 91 days prior to the maturity date thereof, shall maintain such deposit until such payment is made in full and shall make such payment on its due date.
     SECTION 6.13 Additional Guarantors. The Borrower shall cause additional Subsidiaries of the Borrower to accede to this Agreement as Guarantors and agree to be bound by all such terms and conditions hereof which are applicable to the Guarantors to the extent necessary to cause the Borrower’s Obligations to be, at all times until their full satisfaction, Guaranteed by Subsidiaries of the Borrower that represent, in the aggregate with the Borrower, at least 90% of the total assets of the Borrower and its Consolidated Subsidiaries, Consolidated EBITDA and Consolidated Net Income, in each case measured as of the close of each fiscal quarter of the Borrower and its Consolidated Subsidiaries. In furtherance of the foregoing undertaking, each such Guarantor shall, within twenty Business Days after the issuance of the financial statements indicating the obligation of an additional Subsidiary or Subsidiaries to become an additional Guarantor(s) hereunder: (a) execute an Accession Agreement substantially in the form of Exhibit I hereto (an “Accession Agreement”), (b) if requested by a Lender, sign as guarantor (por avao the Note(s) of such Lender and (c) provide to the Administrative Agent favorable opinions of New York counsel and counsel from the jurisdiction of organization of such Guarantor as to enforceability and due authorization, respectively, of such Guarantee, and as to such other matters as the Administrative Agent may reasonably request.

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ARTICLE VII.
NEGATIVE COVENANTS
     Each of the Loan Parties covenants and agrees that, until the payment in full of all Obligations, and so long as any Commitment is outstanding:
     SECTION 7.1 Financial Covenants. (a) Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio of the Borrower and its Consolidated Subsidiaries as of the last day of any fiscal quarter of the Borrower shall not be less than: (i) for each fiscal quarter ending on or before the first anniversary of the Effective Date, 2.0:1x; (ii) for each fiscal quarter ending after the first anniversary of the Effective Date and on or before the second anniversary of the Effective Date, 2.25:1x; and (iii) for each fiscal quarter thereafter, 2.5:1x.
     (b) Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio of the Borrower and its Consolidated Subsidiaries as of the last day of any fiscal quarter shall not be less than 1.0:1x.
     (c) Consolidated Leverage Ratio. The Consolidated Leverage Ratio of the Borrower and its Consolidated Subsidiaries, as of the last day of any fiscal quarter of the Borrower, shall not exceed: (i) for each fiscal quarter ending on or before the first anniversary of the Effective Date, 4.5:1x; (ii) for each fiscal quarter ending after the first anniversary of the Effective Date and on or before the second anniversary of the Effective Date, 4.0:1x; and (iii) for each fiscal quarter thereafter, 3.5:1 x.
     (d) Capital Expenditures. The Capital Expenditures of the Borrower and its Consolidated Subsidiaries shall not exceed an amount equal to US$100,000,000 for any period of four consecutive fiscal quarters after the Effective Date; provided that (i) such amount shall be increased to US$125,000,000 if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters most recently ended shall be equal to or less than 3.5:1x and (ii) no limitation shall apply if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters most recently ended shall be less than 3.0:1x; provided that if, at any time thereafter, the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters shall be 3.0:1x or greater, the foregoing limitations shall continue to be in effect.
     (e) The financial covenants set forth in this Section 7.1 shall be calculated in Dollars and, to the extent any amounts necessary for the calculation thereof are denominated in a currency other than Dollars, such amounts shall be converted into Dollars based on (i) the Exchange Rate as of the close of business on the relevant date (for balance sheet items) and (ii) the average Exchange Rate for the relevant period (for income statement items).
     SECTION 7.2 Margin Regulations. The Borrower shall not use proceeds of the Loans hereunder for any purpose which would result in any violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose. The Borrower will not engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.
     SECTION 7.3 Limitation on Restricted Payments. None of the Loan Parties, nor any of their respective Subsidiaries, will declare or make, or otherwise set apart assets for a sinking

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or other analogous fund for the making of, any Restricted Payment to or for the benefit of any Person, except:
     (a) any Restricted Payments made by a Subsidiary of the Borrower to the Borrower or by any Subsidiary of the Borrower to a Wholly Owned Subsidiary or to such Subsidiary’s parent corporation which is itself a Subsidiary of the Borrower;
     (b) the declaration and payment of dividends to Grupo TFM by the Borrower in an amount not to exceed, in any fiscal year of the Borrower, the lesser of (i) actual administrative and other ordinary costs and expenses of Grupo TFM for such fiscal year and (ii) US$ 1,000,000, so long as at the time of the making of such dividend no Default shall exist or would exist after the making thereof; and
     (c) the declaration and payment of dividends to its shareholders by the Borrower for any fiscal year (the “Subject Year”) of the Borrower if (i) the Consolidated Leverage Ratio, as of the end of such Subject Year and at the time of the making of any such dividend in the year immediately following the Subject Year, shall be equal to or less than 3.25:1x, (ii) such dividend payment is made after the mandatory prepayment of the Loans required by Section 2.8(b) has been made with respect to Excess Cash Flow during the Subject Year, (iii) such mandatory prepayment in respect of Excess Cash Flow for such Subject Year has been fully made in accordance with the terms of this Agreement, (iv) the amount of such dividends in respect of any Subject Year shall not exceed the amount of such mandatory prepayment in respect of Excess Cash Flow for such Subject Year and (v) as of the time of the making of such dividend, no Default shall exist or would exist after the making thereof.
     SECTION 7.4 Limitation on Investments. Each of the Loan Parties shall not (nor shall any of their respective Subsidiaries) make any Investment in any Person other than:
(a)	Investments existing on the Effective Date and set forth on Schedule 7.4;

(b)	Temporary Cash Investments;

(c)	stock, obligations or securities received in satisfaction of judgments; and

(d)	Investments in any Loan Party.
     SECTION 7.5 Optional Payments and Modifications of Certain Debt Instruments. None of the Loan Parties shall (nor shall any of their respective Subsidiaries) (a) make or offer to make any optional or voluntary prepayment of any Indebtedness (other than the Loans hereunder and Indebtedness permitted under Section 7.9(d) and (e), except pursuant to a refinancing of Indebtedness permitted by Section 7.9(h), or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any existing Indebtedness in a manner that could reasonably be expected to be materially adverse to the Lenders hereunder (it being understood that, except in respect of Indebtedness permitted under Section 7.9(d) and (e), any amendment to any existing Indebtedness that purports to shorten the maturity of any of the foregoing, shall be deemed to be materially adverse to the Lenders).

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     SECTION 7.6 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. None of the Loan Parties shall (nor shall any of their Subsidiaries) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions permitted by Applicable Law on any Equity Interests of such Subsidiary owned by such Loan Party or any other Subsidiary of such Loan Party; (b) pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower; (c) make loans or advances to the Borrower or any Subsidiary of the Borrower; or (d) transfer any of its Property to the Borrower or any Subsidiary of the Borrower, except for the following:
     (i) any such encumbrance or restriction existing on the Effective Date and set forth on Schedule 7.6;
     (ii) any such encumbrance or restriction existing in the Senior Notes Indentures and any extensions, refinancings, renewals or replacements thereof permitted by Section 7.9(h); provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Lenders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
     (iii) any such encumbrance or restriction existing with respect to any Person or the Property of such Person acquired by such Loan Party or any of its Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrance or restriction is not applicable to any Person or the Property of any Person other than such Person or the Property of such Person so acquired; or
     (iv) with respect to a Subsidiary, any such encumbrance or restriction imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or Property of such Subsidiary not prohibited by any other provision of this Agreement.
     SECTION 7.7 Limitation on Transactions with Affiliates. None of the Loan Parties shall (nor shall any of their respective Subsidiaries) enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of Property, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Equity Interests of such Loan Party or with any Affiliate or Subsidiary of such Loan Party (other than a Loan Party or Wholly Owned Subsidiary of a Loan Party), except upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder, Affiliate or Subsidiary; provided that the foregoing limitations shall not prevent the Borrower from selling its 49% equity interest in Mexrail to KCS.
     SECTION 7.8 Limitation on Liens. None of the Loan Parties shall (nor shall any of them permit any Subsidiary to) create, incur, assume or suffer to exist any Lien on any of its respective Property, whether now owned or hereafter acquired, except:

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     (a) Liens on the Property of any Loan Party (or Subsidiary of a Loan Party) existing on the Effective Date;
     (b) Liens granted on or after the Effective Date on any Property of a Loan Party or any Subsidiary created in favor of the Lenders to secure the Obligations;
     (c) Liens upon Property of any Loan Party or any Subsidiary of a Loan Party acquired after the Effective Date; provided that (i) such Liens are created solely for the purpose of securing Indebtedness of such Loan Party or Subsidiary not in excess of US$10,000,000 in the aggregate (for all Loan Parties and their Subsidiaries) at any time outstanding which is incurred to finance the cost (including the cost of improvement, lease or construction) of the Property subject thereto and such Liens are created prior to, at the time of or within 90 days after the later of the acquisition, the completion of construction or the commencement of full operation or the lease of such Property, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100.0% of such cost and (iii) any such Lien shall not extend to or cover any Property other than such item of Property and any improvements on such item;
     (d) in addition to clause (c) above, Liens upon locomotives and/or railroad cars (or any similar rolling stock) of any Loan Party or any Subsidiary of a Loan Party acquired on or after the Effective Date; provided that (i) such Liens are created solely for the purpose of securing Indebtedness of such Loan Party or Subsidiary not in excess of US$25,000,000 in the aggregate (for all Loan Parties and their Subsidiaries) at any time outstanding which is incurred to finance the cost of the locomotives and/or railroad cars (or similar rolling stock) subject thereto and such Liens are created prior to, at the time of or within 90 days after the later of the acquisition of such locomotives or railroad cars, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100.0% of such cost and (iii) any such Lien shall not extend to or cover any Property other than such locomotives and/or railroad cars (or similar rolling stock) being acquired; provided that the amount of the Indebtedness permitted in accordance with clause (i) to be secured by Liens created pursuant to this clause shall be increased to US$50,000,000 if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters most recently ended shall be equal to or less than 3.5:1x; provided, further, that if, at any time thereafter, the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters shall exceed 3.5:1x, then the amount of the Indebtedness permitted to be secured by Liens created pursuant to this clause shall again be reduced to the greater of (A) US$25,000,000 or (B) the amount of Indebtedness then secured by Liens created pursuant to this clause;
     (e) Liens on Property of any Person existing at the time such Person becomes, or becomes a part of, a Subsidiary of a Loan Party;
     (f) any interest or title of a lessor in the Property of a Loan Party (or Subsidiary of a Loan Party) subject to any Capitalized Lease; provided that the aggregate Attributable Debt of such Capitalized Leases does not exceed US$10,000,000 in the aggregate at any time outstanding;
     (g) Liens on Property (other than Property subject to the Arrendadora Pledges) securing Indebtedness of any Loan Party or Subsidiary of a Loan Party permitted by Section 7.9

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in an amount not in excess of US$5,000,000 in the aggregate (for all Loan Parties and their Subsidiaries); and
     (h) Permitted Liens.
     SECTION 7.9 Limitation on Indebtedness. None of the Loan Parties shall (nor shall any of them permit any Subsidiary to) create, incur, assume or suffer to exist Indebtedness except:
     (a) Indebtedness of any Loan Party existing on the Effective Date;
     (b) Indebtedness secured by Liens permitted by Sections 7.8(c), 7.8(d) and 7.8 (e);
     (c) Capitalized Leases of any Loan Party secured by Liens permitted by Section 7.8(f).
     (d) Indebtedness of any Loan Party or Subsidiary of a Loan Party under Swap Agreements (excluding equity based Swap Agreements) entered into in the ordinary course of business; provided that such Swap Agreements (i) are designed solely to protect such Loan Party or Subsidiary against the fluctuations in (A) foreign currency exchange rates, (B) interest rates or (C) rates in respect of fuel purchases or other acquisitions of fuel in the ordinary course of business and (ii) do not increase the Indebtedness of any Loan Party or any Subsidiary outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or rates in respect of fuel purchases or other acquisitions of fuel or by reason of fees, indemnities and compensation payable thereunder;
     (e) short-term Indebtedness of any Loan Party or Subsidiary of a Loan Party for working capital purposes, including factoring or other similar arrangements with respect to current account receivables, not to exceed US$15,000,000 in the aggregate for all Loan Parties and Subsidiaries at any time outstanding;
     (f) unsecured Indebtedness of any Loan Party or Subsidiary of a Loan Party; provided that (i) the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters most recently ended shall be equal to or less than 3.0:lx (taking into account the unsecured Indebtedness proposed to be incurred in accordance with this clause (f) on a pro forma basis), (ii) no Default shall then exist and be continuing or would exist upon the incurrence of such Indebtedness and (iii) immediately following the incurrence of and giving effect to such Indebtedness on a pro forma basis as of the last day of the immediately preceding fiscal quarter, the Borrower would be in compliance with the financial covenants set forth in Section 7.1; provided, further, that, if any Indebtedness is incurred in full compliance with the terms of this clause, no Event of Default shall be deemed to have occurred subsequently solely because the Consolidated Leverage Ratio for any such subsequent period shall be in excess of 3.0:1x (but in any event not in excess of the Consolidated Leverage Ratio permitted under Section 7.1(c));
     (g) other Indebtedness of the Borrower or any Subsidiary of the Borrower which provides for no amortization of principal on or prior to the Final Maturity Date and the proceeds of which are used to prepay Loans in accordance with Section 2.8(a); and

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     (h) Indebtedness of the Borrower (the “New Indebtedness”) which (i) is unsecured and incurred to refinance all or any portion of the Senior Notes, Indebtedness permitted under clause or such unsecured New Indebtedness or (ii) is incurred to refinance all or any portion of Indebtedness permitted under clauses (a), (b), (c), (d), (e) and (g) above or such New Indebtedness permitted under this clause (ii); provided that, in each case under clauses i and ii: (A) the aggregate principal amount of the New Indebtedness shall be less than or equal to the sum of (1) the aggregate amount of the Indebtedness (including principal and accrued interest) being refinanced, (2) the aggregate amount of unused commitments under the Indebtedness being refinanced, (3) prepayment fees or premiums, consent fees and/or other costs and expenses directly related to the Indebtedness being refinanced and (4) reasonable fees, expenses and costs directly related to the entering into the New Indebtedness; (B) such New Indebtedness shall have an average weighted maturity equal to or greater than the average weighted maturity of the Indebtedness so refinanced; and (C) the terms of the New Indebtedness following such refinancing shall in all other material respects be no less favorable to the Lenders than such Indebtedness prior to the refinancing thereof.
     SECTION 7.10 Limitation on Sale-Leaseback Transactions. None of the Loan Parties shall (nor shall any of them permit any Subsidiary to) enter into any sale-leaseback transaction involving any Property of any Loan Party or Subsidiary of a Loan Party, whether now owned or hereafter acquired, whereby such Loan Party or Subsidiary sells or transfers such Property and then or thereafter leases such Property or any part thereof or any other Property which such Loan Party or Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the Property sold or transferred, except (a) to the extent that the Attributable Debt created under such sale-leaseback transaction would be permitted pursuant to Section 7.9(c) and (b) the Borrower or such Subsidiary applies the Net Cash Proceeds received from any such sale (other than from a sale-leaseback of Property acquired by the Borrower after the Effective Date which is concluded within 180 days following the date of the acquisition of such Property) to prepay the Loans in accordance with, and to the extent required by, Section 2.8(a).
     SECTION 7.11 Limitation on Asset Sales. None of the Loan Parties shall (nor shall any of them permit any Subsidiary to) consummate any Asset Sale, except:
     (a) sales of obsolete, used (with material impairment of value or utility), defunct, damaged or worn-out Property in the ordinary course of business;
     (b) sales of inventory in the ordinary course of business;
     (c) sales of current accounts receivable pursuant to factoring or similar working capital financing arrangements permitted by Section 7.9(e);
     (d) any Asset Sale to a Loan Party;
     (e) any Asset Sale of Property as part of a sale-leaseback transaction where all such Property was acquired by the Borrower after the Effective Date and where such sale-leaseback transaction is concluded within 180 days following the date of the acquisition of such Property; and

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     (f) any other Asset Sales if (i) the consideration received by the Loan Party or such Subsidiary is at least equal to the fair market value of the assets sold or disposed of; (ii) at least 70.0% of the consideration received consists of cash or Temporary Cash Investments; and (iii) the Net Cash Proceeds of such Asset Sale are applied in accordance with Section 2.8(a); provided that in no event shall any Loan Party or any Subsidiary enter into any Asset Sale with respect to future accounts receivables to be generated by it; provided, further, that clauses i and ii shall not apply to a sale of the Borrower’s 49% equity interest in Mexrail to KCS.
     SECTION 7.12 Consolidation. Merger and Sale of Assets. None of the Loan Parties shall (nor shall any of them permit any Subsidiary to) consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its Property (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into any Loan Party or any Subsidiary except that (provided that no Default exists immediately before or would exist immediately after any of the following):
     (a) any Subsidiary of a Loan Party may be merged or consolidated with or into such Loan Party (provided that such Loan Party shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary of such Loan Party (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation);
     (b) any Subsidiary may dispose of any or all of its Property (i) to a Loan Party or any Wholly Owned Subsidiary of such Loan Party (upon voluntary liquidation or otherwise) or (ii) pursuant to a disposition permitted by Section 7.11 and in a transaction not otherwise prohibited by any provision of this Agreement;
     (c) Arrendadora and the Borrower may merge or consolidate with or into, or sell or transfer all or substantially all of its Property to, each other; provided that (i) the Borrower is the entity surviving such merger or consolidation or the entity to which such Property has been so sold or transferred and (ii) prior to or simultaneously with such merger, consolidation, sale or transfer: (A) to the extent deemed necessary or advisable by Mexican counsel designated by the Administrative Agent, the Arrendadora Pledges shall have been amended or new pledge agreements shall have been executed by the Borrower, in each case to reasonable satisfaction of the Administrative Agent, to reflect such merger, consolidation, sale or transfer and shall have been filed for registration with the RPPC and the RFM, to the extent requested by either Agent or the Majority Lenders, and (B) the Administrative Agent shall have received favorable customary opinions from New York and Mexican counsel as to enforceability of this Agreement, the Notes and continuance of the security interest granted under, and to the extent provided for in, each of the Arrendadora Pledges (or such amendments to the Arrendadora Pledges or new pledge agreements, as the case may be), and as to creation, perfection and priority of the pledge granted by means of the Arrendadora Pledges (or of the Arrendadora Pledges as so amended, or the new pledge agreements, as the case may be); and
     (d) the Borrower and Grupo TFM may merge or consolidate with or into, or sell or transfer all or substantially all of its Property to, each other; provided that, if Grupo TFM is the entity surviving such merger or consolidation or the entity to which such Property has been so sold or transferred, prior to or simultaneously with such merger, consolidation, sale or transfer,

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Grupo TFM shall: (i) to the extent deemed necessary or advisable by New York or Mexican counsel designated by the Administrative Agent, explicitly assume in writing all of the obligations of the Borrower under the Loan Documents and (ii) provide to the Administrative Agent favorable customary opinions of New York and Mexican counsel as to enforceability of the Loan Documents (and, if applicable, such assumption of the Borrower’s obligations by Grupo TFM) and, if the Borrower shall then be the owner of the Property covered by the Arrendadora Pledges, continuance of the security interest granted by means of the Arrendadora Pledges (or of the Arrendadora Pledges as amended, or new pledge agreements, as the case may be).
     SECTION 7.13 Lines of Business. None of the Loan Parties shall (nor shall any of them permit any Subsidiary to) enter into any business, either directly or through any Subsidiary, except for those businesses in which such Loan Party or Subsidiary is engaged on the date of this Agreement or that are reasonably related thereto.
ARTICLE VIII.
EVENTS OF DEFAULT
     SECTION 8.1 Events of Default. The following specified events shall be “Events of Default” for the purposes of this Agreement:
     (a) (i) Any payment of any principal of the Loans shall not be made in full when due, or (ii) the Borrower shall default for three Business Days or more in the payment of interest on the Loans (or any amounts payable pursuant to Section 3.1(a)) or (iii) any Loan Party shall default for ten calendar days or more in the payment of any other amount whatsoever payable (or to be deposited) under the Loan Documents; or
     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished at any time pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c) Any Loan Party shall default in the observance or performance of any covenant contained in Sections 6.1, 6.2(f), 6.3, 6.4(a), 6.12 or Article VII of this Agreement; or
     (d) Any Loan Party shall default in the observance or performance of any other covenant or agreement contained in any Loan Document to which it is a party (other than as provided in clauses (a), (b) and (c), and such default shall continue unremedied for a period of 30 days or more after written notice to the Borrower from the Administrative Agent; or
     (e) Any Loan Party shall (i) default in any payment of principal of or interest on any Indebtedness outstanding in an aggregate principal amount of at least US$10,000,000 (or the equivalent thereof in another currency) (other than the Loans and any other amounts owed under the Loan Documents), including in the payment of any Guarantee of such Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur

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or condition exist, in each case beyond any applicable grace period or cure period, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, including the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness (or, with respect to a Guarantee, the Indebtedness that is the subject matter of such Guarantee) to become due prior to its stated maturity; or
     (f) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, concurso mercantil, quiebra, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) in any jurisdiction seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its Property, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party in any jurisdiction any case, proceeding or other action of a nature referred to in clause i above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) to the extent applicable, remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party in any jurisdiction any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property (other than a proceeding seeking the issuance of a warrant of attachment, execution, distraint or similar process against the assets pledged under the Supplemental Arrendadora Pledge as a result of the Arrendadora Internacional Litigation) which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause i , ii or iii above; or (v) any Loan Party shall admit in writing its inability to pay its debts as they become due; or
     (g) One or more judgments, orders, decrees, awards, settlements and/or agreements to settle (including any relating to any arbitration), other than any of the foregoing in connection with the Arrendadora Internacional Litigation, shall be entered against any Loan Party in any jurisdiction involving in the aggregate a liability (not paid or fully covered by insurance) of US$10,000,000 (or an amount in another currency equivalent thereto) or more, and shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or
     (h) Any Governmental Authority shall (i) condemn, nationalize, seize or otherwise expropriate any substantial portion of the Property or the capital stock of any Loan Party and such action is not reversed within a period of 60 days or (ii) take any action that would prevent any Loan Party from carrying on, or would have a material adverse effect on, the rights conferred on the Borrower under, or the material terms of, the Concession Title, including any action that would result in the Concession Title ceasing to grant the Borrower the rights originally provided therein or the Concession Title being terminated or the rights originally provided therein as exclusive to the Borrower becoming non-exclusive; or

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     (i) A Change of Control shall occur; or
     (j) The validity of any Loan Document shall be contested by any Loan Party or any Governmental Authority or any Loan Party shall deny liability under any Loan Document to which it is a party or any Loan Document shall for any reason be terminated or become invalid, ineffective or unenforceable or any Lien created by the Arrendadora Pledges shall (other than, with respect to Liens under the Supplemental Arrendadora Pledge, as a result of the Arrendadora Internacional Litigation) cease to be enforceable and of the same effect and priority purported to be created thereby; provided that, in the case of any contest by a Governmental Authority, such contest is not dismissed within a period of 75 days; or
     (k) Any governmental or other authorization, consent, license, permit, concession, approval (including any foreign exchange approval) or authorization which is necessary or appropriate under any Applicable Law for the execution, delivery or performance by any Loan Party of any material obligation under any Loan Document to which it is a party or to make any Loan Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn or shall cease to be in full force and effect or shall be modified in a manner which, in each case, could reasonably be expected to have a Material Adverse Effect; or
     (l) Any restriction or requirement not in effect on the Effective Date is imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by any Loan Party in a manner that would reasonably be expected to materially adversely affect the payment of such Loan Party’ obligations under any Loan Document to which it is a party.
     SECTION 8.2Remedies. (a) If any Event of Default under Section 8.1 has occurred and is continuing, automatically the Commitments shall immediately terminate and the Loans, together with accrued interest thereon and any fees and all other Obligations accrued hereunder, under the Notes and under all other Loan Documents shall immediately become due and payable.
     (b) If any Event of Default other than under Section 8.1 (f) has occurred and is continuing, the Administrative Agent shall, at the request of the Majority Lenders, or may: (i) by notice to the Borrower, declare: (1) the Commitments to be terminated immediately, whereupon the Commitments shall immediately terminate, and/or (2) the principal amount of the Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon and any fees and all other Obligations accrued hereunder, under the Notes and under all other Loan Documents, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; and/or (ii) instruct the Collateral Agent in writing to exercise any and all rights available in respect of the Arrendadora Pledges.
ARTICLE IX.
GUARANTEE
     SECTION 9.1Guarantees. (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to enter into this Agreement, each of the Guarantors, jointly and severally, hereby absolutely, unconditionally and

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irrevocably Guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Obligations, in each case as primary obligor and not merely as surety and with respect to all such Obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the “Guaranteed Obligations”). This is a guarantee of payment and not merely of collection.
     (b) All Guaranteed Obligations shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments in Dollars or in Pesos, as applicable, free and clear of, and without deduction for, any Taxes, and (ii) the obligation to pay interest at the Default Rate where applicable.
     SECTION 9.2Guarantees Unconditional. The Guaranteed Obligations shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of a Loan Party under the Loan Documents and/or any Commitment(s) under the Loan Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the obligations of the Guarantors under this Article IX);
     (b) any modification or amendment of or supplement to this Agreement or any other Loan Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the obligations of the Guarantors under this Article IX);
     (c) any release, impairment, non-perfection or invalidity of any collateral granted pursuant to the Loan Documents;
     (d) any change in the corporate existence, structure or ownership of the Borrower or any other Person, or any event of the type described in Section 8.1(f) with respect to any Person;
     (e) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, either Agent or any other Person, whether in connection herewith or with any unrelated transactions;
     (f) any invalidity or unenforceability relating to or against any Loan Party for any reason of any Loan Document, or any Applicable Law purporting to prohibit the performance by any Loan Party of any of its Obligations (other than any such invalidity or unenforceability with respect solely to the obligations of the Guarantors under this Article IX); or
     (g) any other act or omission to act or delay of any kind by any Loan Party, either Agent or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.2, constitute a legal or equitable discharge of the obligations of any Loan Party under the Loan Documents.

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     SECTION 9.3 Discharge OW yupon Payment in Full; Reinstatement In Certain Circumstances. The obligations of the Guarantors hereunder shall remain in full force and effect until all of the Borrower’s Obligations under the Loan Documents shall have been paid or otherwise performed in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, concurso mercantil, quiebra, reorganization, insolvency, custodianship, liquidation, receivership, dissolution, winding up or relief of debtors or similar event of a Loan Party or any other Person or otherwise, then the obligations of the Guarantors hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     SECTION 9.4 Waiver by the Guarantors. (a) Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Guarantee provided in this Article IX and notice of any liability to which this Guarantee may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Beneficiary against any Loan Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Loan Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Obligations Guaranteed hereby (including any Loan Party) except any of the foregoing as may be expressly required hereunder, (iii) any right to the enforcement, assertion or exercise by any Beneficiary of any right, power, privilege or remedy conferred upon such Person under the Loan Documents or otherwise, (iv) any requirement that any Beneficiary exhaust any right, power, privilege or remedy, or exhaust or apply any assets of the Borrower or any other Guarantor or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against any collateral granted pursuant to the Loan Documents, or against any Loan Party or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any collateral granted pursuant to any Loan Document (including any requirement that any action be initiated and/or completed against the Borrower prior to any action being initiated against any Guarantor), and (v) any requirement that claims or liabilities be divided among Guarantors.
     (b) Each of the Guarantors expressly acknowledges that the Guarantee provided in this Article IX is governed by the laws of the State of New York and expressly agrees that any rights and privileges that it might otherwise have under the laws of Mexico shall not be applicable to this Guarantee, including, but not limited to, any benefit of orden, excusión, división, quita, novación, espera and modificación which may be available to it under articles 2813, 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2827, 2836, 2840, 2842, 2845, 2846, 2847, 2848, 2849 or any other applicable articles of the Federal Civil Code of Mexico and the corresponding articles under the Civil Code in effect for the Federal District of Mexico and in all other states of Mexico.
     SECTION 9.5 Subrogation. Upon any Guarantor’s making payment under this Article IX, the payor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that such Guarantor shall not enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against the Borrower or any other Loan Party (or otherwise benefit from any payment or other transfer

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arising from any such right) so long as any Obligations under the Loan Documents remain unpaid and/or unsatisfied.
     SECTION 9.6 Stay of Acceleration. If acceleration of the time for payment of any amounts payable under the Loan Documents is stayed due to any event described in Section 8.1(f), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantors hereunder immediately upon demand by the Administrative Agent.
ARTICLE X.
THE AGENTS
     SECTION 10.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and each of the Lenders and (in its capacity as Beneficiary) the Administrative Agent hereby irrevocably appoints BBVA Bancomer as the Collateral Agent, in each case hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     SECTION 10.2 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
     SECTION 10.3 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law; and

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     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
     Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 11.3) or (ii) in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Loan Party or a Lender.
     Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     SECTION 10.4 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 10.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

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     SECTION 10.6 Resignation of an Agent. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office (or a subsidiary) in the United States, or an Affiliate of any such bank with an office (or a subsidiary) in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders or (if the Collateral Agent, the Beneficiaries) appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Beneficiaries under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.2 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
     SECTION 10.7 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender.
     SECTION 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, concurso mercantil, quiebra, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan

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shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made the demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Beneficiaries (including any claim for the reasonable compensation, expenses, disbursements and advances of the Beneficiaries and their respective agents and counsel and all other amounts due to the Beneficiaries under Sections 2.12 and 11.2) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Beneficiary to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Beneficiaries, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.2.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, concurso mercantil, quiebra, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     SECTION 10.10 Collateral and Guarantee Matters. The Beneficiaries irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any Property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.3, if approved, authorized or ratified in writing by the Majority Lenders.
     Upon request by the Administrative Agent or (if the Majority Lenders shall so agree) the Borrower at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of Property pursuant to this Section 10.10.
ARTICLE XI.
MISCELLANEOUS
     SECTION 11.1 Financial Data. Except as otherwise provided herein, financial data required hereby shall be prepared both as to classification of items and as to amount in accordance with GAAP.

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     SECTION 11.2 Expenses; Indemnity; Damage Waiver.(a) Costs and Expenses. Each Loan Party agrees, jointly and severally, to pay (i) all reasonable out of pocket expenses incurred by each Agent and its respective Affiliates (including the reasonable fees, charges and disbursements of counsel for each Agent and all fees, charges and disbursements, including fees and expenses with any notary public and registry, incurred in connection with the execution, filing and registration of the Arrendadora Pledges), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by each Agent or any Lender (including the fees, charges and disbursements of any counsel for each Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of either Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.2, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification. Each Loan Party agrees, jointly and severally, to indemnify each Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and of attorneys who may be employees of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party (or any of their respective Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents and the holding of collateral for the benefit of the Beneficiaries under the Loan Documents, (ii) any Loan or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party (or any of their respective Related Parties), and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such

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other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to either Agent (or any sub-agent thereof) or any Related Party of either Agent, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of such Agent acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.4.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section 11.2 shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of either Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     SECTION 11.3 Amendments and Waivers, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.1(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

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     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second provision to this Section 11.3) any fees or other amounts payable hereunder or under any Note, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (e) change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section, the definition of “Majority Lenders” or “Tranche Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
     (g) release any Guarantor from its Guarantee hereunder without the written consent of each Lender; or
     (h) release all or substantially all of the Property pledged under the Arrendadora Pledges in any transaction or series of related transactions without the written consent of each Lender;
and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the relevant Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 11.4 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     SECTION 11.5 Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or

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overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, Arrendadora, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.5;
     (ii) if to a Guarantor that enters into an Accession Agreement, to the address, telecopier number, electronic mail address or telephone number specified in such Accession Agreement; and
     (iii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR

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ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent and the Collateral Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by the Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party agrees, jointly and severally, to indemnify each Agent and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
     SECTION 11.6 Table of Contents; Headings. The table of contents and captions and section headings appearing herein are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
     SECTION 11.7 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by either Agent or any Lender or on their behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any

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Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Commitment shall remain outstanding. The obligations of the Borrower under Sections 3.1(b), 3.3, 3.4, and 11.2 and the obligations of the Lenders under Section 11.2(c) shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment or Loan hereunder, shall survive the making of such assignment with respect to the assigning Lender, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder; provided that any Lender’s obligations under Section 11.2(c) shall only apply to the extent that the event with respect to which any indemnification is payable thereunder occurred at the time that such Lender maintained a Loan or Commitment hereunder.
     SECTION 11.8 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer all or any portion of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b), (ii) by way of participation in accordance with the provisions of clause (d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, (A) with respect to Revolving Loans, US$5,000,000 (or the Peso Equivalent thereof) and (B) with respect to Tranche B Loans, US$1,000,000, in each case unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated

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     as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) any assignment of a Commitment or a Revolving Loan must be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of US$3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

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     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.3 that affects such Participant. Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 2.14(a) as though it were a Lender if such Participant agrees to be subject to Section 2.14(b) as though it were a Lender.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 11.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in

Credit Agreement 72

an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     SECTION 11.10 Submission to Jurisdiction; Venue; Service; Waiver of Jury Trial.
     (a) EACH OF THE PARTIES HERETO (AND ITS SUCCESSORS AND ASSIGNS) (i) AGREES THAT ANY CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY OR SUCCESSOR THERETO ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY), TO THE JURISDICTION OF ANY COMPETENT COURT IN THE PLACE OF ITS CORPORATE DOMICILE IN RESPECT OF ACTIONS BROUGHT AGAINST IT AS A DEFENDANT AND TO APPELLATE COURTS THEREFROM AND EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO SUCH JURISDICTION FOR SUCH PURPOSE AND (ii) TO THE FULLEST EXTENT PERMITTED BY LAW, (A) IRREVOCABLY WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY SUCH COURT, (B) IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT AND (D) IRREVOCABLY WAIVES ANY RIGHT TO WHICH IT MAY BE ENTITLED ON ACCOUNT OF PLACE OF RESIDENCE OR DOMICILE. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS OF JURISDICTION IN ANY SUCH ACTION OR PROCEEDING, WHICH IT MAY NOW OR HEREAFTER BE AFFORDED BY LAW, IN ANY OTHER FORUM. EACH OF THE PARTIES HERETO FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW.
     (b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

Credit Agreement 73

HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     (c) FOR THE PURPOSE OF PROCEEDINGS IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY), EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES AS OF THE EFFECTIVE DATE CT CORPORATION SYSTEM (“PROCESS AGENT’) WITH OFFICES CURRENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS. IN THE EVENT THAT SUCH AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF MANHATTAN, EACH LOAN PARTY SHALL PROMPTLY AND IRREVOCABLY BEFORE THE RELOCATION OF SUCH AGENT FOR SERVICE OF PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR AGENT, WHICH SUCCESSOR AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE ADMINISTRATIVE AGENT THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON EACH SUCH LOAN PARTY AND THAT FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO SUCH LOAN PARTY SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL TO ITS ADDRESS AS SET FORTH IN SECTION 11.5 OR SCHEDULE 11.5. WITH RESPECT TO EACH LOAN PARTY, SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO THE PROCESS AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY SUCH LOAN PARTY IN ACCORDANCE WITH THIS AGREEMENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON TO THE PROCESS AGENT OR SUCH OTHER AGENT FOR SERVICE OF PROCESS.
     SECTION 11.11 Judgment Currency. All payments made under this Agreement and the Notes shall be made in Dollars or Pesos (to the extent required by the terms hereof, the applicable “Agreement Currency”), as applicable, and, if for any reason any payment made hereunder or under any Note is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the relevant Beneficiary, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for such Beneficiary to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any

Credit Agreement 74

Note, the Loan Parties shall, as a separate and independent obligation of the Loan Parties, indemnify such Beneficiary and hold such Beneficiary harmless against the amount of such shortfall. As used in this Section 11.11, the term “Rate of Exchange” means the rate at which the Beneficiary is able on the relevant date to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.
     SECTION 11.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
     SECTION 11.13 Waiver of Immunities. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its Property, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by Applicable Law.
     SECTION 11.14 Severability. To the fullest extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable.
     SECTION 11.15 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement with each Person receiving the Information containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to such Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

Credit Agreement 75

     For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to either Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or Subsidiary; provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities laws.
     SECTION 11.16 No Waiver; Remedies. No failure on the part of either Agent or any of the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 11.17 Entire Agreement. As of the Effective Date, this Agreement and the other Loan Documents (including the Fee Letters with respect to the matters covered thereby) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     SECTION 11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act’), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
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Credit Agreement 76

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed by their duly authorized representatives as of the date first above written.

TFM, S.A. DE C.V., as Borrower
By:
Name:
Title:

By:
Name:
Title:

ARRENDADORA TFM, S.A. DE C.V., as Guarantor
By:
Name:
Title:

By:
Name:
Title:
Credit Agreement S-1

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:
Credit Agreement S-2

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, as Collateral Agent
By:
Name:
Title:
Credit Agreement S-3

LENDERS BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, GRAND CAYMAN BRANCH

By:
Name:
Title:

By:
Name:
Title:

Lending Office: Grand Cayman, Cayman Islands

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER
By:
Name:
Title:

By:
Name:
Title:

Lending Office: Mexico City, D.F., Mexico
Credit Agreement S-4

BANK OF AMERICA, N.A.,
By:
Name:
Title:

Lending Office: Concord, California, United States of America

BANK OF AMERICA, N.A.,
By:
Name:
Title:

Lending Office: Mexico City, D.F., Mexico
Credit Agreement S-5

EXPORT DEVELOPMENT CANADA
By:
Name:
Title:

By:
Name:
Title:

Lending Office: Ottawa, Ontario, Canada
Credit Agreement S-6

KFW
By:
Name:
Title:

By:
Name:
Title:

Lending Office: Frankfurt, Germany
Credit Agreement S-7

BANK OF MONTREAL
By:
Name:
Title:

By:
Name:
Title:

Lending Office: Chicago, Illinois, United States of America
Credit Agreement S-8

THE BANK OF NOVA SCOTIA
By:
Name:
Title:

By:
Name:
Title:

Lending Office: New York, New York, United States of America
Credit Agreement S-9

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

By:
Name:
Title:

Lending Office: New York, New York, United States of America
Credit Agreement S-10

RAIFFEISEN ZENTRALBANK OSTERREICH AG
By:
Name:
Title:

By:
Name:
Title:

Lending Office: Vienna, Australia
Credit Agreement S-11

ANNEX 1
to Credit Agreement
COMMITMENTS

	TRANCHE 1 COMMITMENT		TRANCHE 2 COMMITMENT		TRANCHE B COMMITMENT
LENDERS	AMOUNT (US$)%		AMOUNT (US$)%		AMOUNT (US$)%
Bbva Bancomer, S.A. Institución de Banca Múliple, Grupo Financiero BBVA Bancomer, Grand Cayman Branch					12,050,500	15.856

Bbva Bancomer, S.A. Institución de Banca Múliple, Grupo Financiero BBVA Bancomer			5,949,500	56.775

Bank of America, N.A.					11,470,500	15.093

Bank of America Mexico, N.A.			4,529,500	43.225		V

Export Development Canada	4,244,000	21.741			10,756,000	14.153

KfW	4,244,000	21.741			10,756,000	14.153

Bank of Montreal	4,244,000	21.741			10,756,000	14.153

Bank of Nova Scotia	2,263,000	11.593			6,737,000	8.864

JPMorgan Chase Bank, N.A.	2,263,000	11.593			6,737,000	8.864

Raiffeisen Zentralbank Oesterreich AG	2,263,000	11.593			6,737,000	8.864

Total	19,521,000		10,479,000		76,000,000
Credit Agreement Anex 1-1